UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

    PRIMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2014

To our fellow stockholders:

It is our pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of Primerica, Inc. to be held on Wednesday, May 21, 2014 at 10:00 a.m., local time, at the Primerica Theater located in Primerica’s home office, One Primerica Parkway in Duluth, Georgia. The Annual Meeting will begin with a discussion of, and voting on, the matters described in the attached Proxy Statement and Notice of 2014 Annual Meeting of Stockholders, and will be followed by our report on Primerica’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of stockholders at the Annual Meeting, solicit your vote on such proposals, provide you with information about our Board of Directors and certain executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as stockholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement if you do not plan to attend the Annual Meeting in person.

We look forward to seeing you at the Annual Meeting. For your convenience, directions to the Annual Meeting are provided on the back of this document.

If you cannot attend in person, you may listen to a live webcast of the Annual Meeting at our investor relations website, www.investors.primerica.com. On behalf of our management and directors, we want to thank you for your continued support of, and confidence in, our company.

Sincerely,

D. RICHARD WILLIAMS	JOHN A. ADDISON, JR.
Chairman of the Board and	Chairman of Primerica Distribution and
Co-Chief Executive Officer	Co-Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	May 21, 2014, at 10:00 a.m., local time

Place	The Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099

Items of Business	•	To elect the ten directors nominated by our Board of Directors and named in the accompanying Proxy Statement (Proposal 1);

•	To consider an advisory vote on executive compensation (the “Say-on-Pay” vote) (Proposal 2);

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014 (Proposal 3); and

•	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Record Date	March 24, 2014. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting	Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the expense and extra work of additional solicitation.

E-Proxy Process	We are taking advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this “e-proxy” process expedites your receipt of proxy materials, while also lowering the costs and reducing the environmental impact of the Annual Meeting. We anticipate that a Notice of Internet Availability of Proxy Materials will first be mailed to our stockholders on or before April 4, 2014. This Notice will contain instructions on how to access the Proxy Statement and the 2013 Annual Report to Stockholders and how to vote over the Internet, or how to request and return a proxy card by mail and how to vote by telephone. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card you received for information on how to vote your shares and to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be Held on May 21, 2014. The Proxy Statement and the 2013 Annual Report to Stockholders are available free of charge at www.proxyvote.com.

By Order of our Board of Directors,

STACEY K. GEER

Corporate Secretary

Duluth, Georgia

April 4, 2014

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the 2013 Annual Report to Stockholders and how to vote over the Internet, how to request and return a proxy card by mail and how to vote by telephone will first be mailed to our stockholders on or before April 4, 2014.

2014 Annual Meeting of Stockholders

† Date and Time	May 21, 2014 at 10:00 a.m., local time

† Place	The Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099

† Record Date	March 24, 2014

† Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

† Admission	Attendance at the Annual Meeting will be limited to stockholders of Primerica or their authorized representatives as of the record date.

Voting Matters and Voting Recommendations

See “Matters to be Voted On” beginning on page 6 for more information.

Proposal	Board Vote Recommendation
1. Election of ten directors	“FOR” each director nominee
2. Advisory vote on executive compensation (Say-on-Pay)	“FOR”
3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm	“FOR”

Election of Ten Directors (Proposal 1)

See “Matters to be Voted On — Proposal 1: Election of Ten Directors” and “Board of Directors” beginning on pages 6 and 18, respectively, for more information.

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PROXY SUMMARY

The following table provides summary information about each director nominee. Each director is elected by a plurality of votes cast and, if elected pursuant to this proposal, will be elected to serve a one-year term.

Name	Age	Occupation	Independent	Current Committee(s)
John A. Addison, Jr.	56	Co-Chief Executive Officer, Primerica, Inc.; Chairman, Primerica Distribution	No	None
Joel M. Babbit	60	Chief Executive Officer, Mother Nature Network	Yes	Corporate Governance
P. George Benson	67	President, The College of Charleston	Yes	Audit, Corporate Governance
Gary L. Crittenden	60	Managing Partner and Chairman of HGGC, LLC	Yes	Audit
Cynthia N. Day	48	President and Chief Executive Officer, Citizens Bancshares Corporation	Yes	Corporate Governance
Mark Mason	44	Chief Executive Officer, Citi Private Bank	Yes	None
Robert F. McCullough	71	Private Investor	Yes	Audit, Compensation
Beatriz R. Perez	44	Chief Sustainability Officer, The Coca-Cola Company	Yes	*
D. Richard Williams	57	Chairman and Co-Chief Executive Officer, Primerica, Inc.	No	None
Barbara A. Yastine	54	Chair, President and Chief Executive Officer, Ally Bank	Yes	Audit, Compensation

*	Ms. Perez will be appointed to one or more Board committees immediately following her election.

Each incumbent director nominee attended at least 75% of the aggregate of all meetings of our Board of Directors and each committee of which he or she was a member during the year ended December 31, 2013 (“fiscal 2013”).

Advisory Vote on Executive Compensation (Say-on-Pay) (Proposal 2)

See “Matters to be Voted On – Proposal 2: Advisory Vote on Executive Compensation (Say-on-Pay)” beginning on page 7 for more information.

We ask that our stockholders cast an advisory Say-on-Pay vote on our executive compensation program. This vote is advisory and, therefore, not binding on the Company, our Board of Directors or the Compensation Committee of our Board of Directors (the “Compensation Committee”). Our Board of Directors and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against our executive compensation program as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm (Proposal 3)

See “Matters to be Voted On — Proposal 3: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm” and “Audit Committee Matters” beginning on pages 8 and 61, respectively, for more information.

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PROXY SUMMARY

We ask that our stockholders ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (“fiscal 2014”). We paid KPMG an aggregate of $2.8 million in fiscal 2013 and $3.7 million in the year ended December 31, 2012 (“fiscal 2012”).

Executive Compensation Matters

See “Executive Compensation” beginning on page 27 for more information.

The Compensation Committee structured our executive compensation program to pay for performance and, over the long term, to provide compensation to our executive officers that is market competitive. Further, it is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. In addition to cash incentives being determined based on corporate and personal performance objectives, the size of the annual equity grants in 2013 was also determined based on these performance results. Accordingly, we view both cash and equity awards as performance-based elements of our executive compensation program, even though the equity awards that were granted have time-based vesting. Each of our named executive officers (those executive officers identified in “Executive Compensation — Compensation Discussion and Analysis (“CD&A”)”) has a maximum permissible payout that is equal to a designated percentage of operating income before income taxes. The Compensation Committee then determines the actual award amount based on the achievement of corporate and personal performance objectives.

Incentive compensation for fiscal 2013 performance reflects strong financial and distribution results. The Compensation Committee was pleased with management’s achievements in fiscal 2013, particularly the following:

•	Total stockholder return was 44.5% in fiscal 2013, up significantly compared with 30.2% in fiscal 2012.

•

Operating revenues were $1,261.2 million in fiscal 2013, up 6.9% compared with $1,179.3 million in fiscal 2012. Net operating income was $171.0 million in fiscal 2013, down 2.0% compared with $174.5 million in fiscal 2012. This decrease was primarily due to a lower yield on invested assets and a lower invested asset base following share repurchases.

•	Net operating income return on adjusted stockholders equity improved to 15.0% for fiscal 2013 compared with 14.3% for fiscal 2012.

•	The size of our life-licensed sales force increased 3.5% to 95,566 at December 31, 2013 compared with 92,373 at December 31, 2012.

Based on our fiscal 2013 performance, the Compensation Committee approved a corporate performance payout for our named executive officers equal to 99.1% of the target bonus amount. Based on the achievement of personal performance objectives, the Compensation Committee determined to pay each of our named executive officers between 100% and 125% of the individual portion of his or her target bonus amount.

2015 Annual Meeting of Stockholders

See “Stockholder Information” beginning on page 70 for more information.

•

Stockholder proposals submitted for inclusion in our 2015 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) must be received by us by December 9, 2014.

•

Notice of stockholder proposals that are not intended to be included in our 2015 proxy statement under Rule 14a-8 must be delivered to us no earlier than January 21, 2015 and no later than February 20, 2015.

Primerica 2014 Proxy Statement	iii

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INFORMATION ABOUT THE ANNUAL MEETING

Primerica, Inc. (“Primerica” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors (our “Board” or our “Board of Directors”) of proxies for the Company’s 2014 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 21, 2014 at 10:00 a.m., local time, at the Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099.

We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on (1) how to access this Proxy Statement and the 2013 Annual Report to Stockholders (the “Annual Report”) and (2) how to vote over the Internet, how to request and return a proxy card by mail and how to vote by telephone will first be mailed to our stockholders on or before April 4, 2014.

What is the purpose of this Proxy Statement?

This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to our stockholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting so that all stockholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board has designated a Proxy Committee, which will vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies (the “Proxy Committee”). The members of the Proxy Committee are John A. Addison, Jr. and D. Richard Williams, our Co-Chief Executive Officers, and Peter W. Schneider, our Executive Vice President and General Counsel.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

We are permitted by SEC rules to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. We believe that this “e-proxy” process expedites your receipt of proxy materials, while lowering the costs and reducing the environmental impact of the Annual Meeting. Unless requested, holders of less than 1,000 shares of our common stock will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and the Annual Report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may vote over the Internet, how to request and return a proxy card by mail and how to vote by telephone. If you receive a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of the proxy materials, then you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 24, 2014 (the “record date”). Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to

Primerica 2014 Proxy Statement	1

INFORMATION ABOUT THE ANNUAL MEETING

constitute a quorum necessary to conduct the Annual Meeting. On the record date, 54,621,108 shares of our common stock were issued and outstanding. Shares represented by valid proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by valid proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of the Company’s common stock I hold?

Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on.

What proposals will require my vote?

You are being asked to vote on the following proposals:

•	the election of the ten director nominees named in this Proxy Statement (Proposal 1);

•	the consideration of an advisory vote on the compensation of our named executive officers as described in this Proxy Statement (Proposal 2); and

•	the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2014 (Proposal 3).

What vote is required to approve each proposal or elect directors, and how will my vote be counted?

Proposal 1: Election of Ten Directors

The ten director nominees who receive the highest number of votes cast will be elected as directors for the ensuing year. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 2: Advisory Vote on Executive Compensation (Say-on-Pay)

This proposal requires approval by the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal. This is an advisory vote and is therefore not binding.

Proposal 3: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm

This proposal requires approval by the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

How does our Board of Directors recommend that I vote?

Our Board recommends that you vote:

•	“FOR” the election of the ten director nominees named in this Proxy Statement (Proposal 1);

•	“FOR” approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement (Proposal 2); and

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2014 (Proposal 3).

What is the difference between a registered stockholder and a beneficial holder of shares?

•

If your shares are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “registered stockholder” with respect to those shares. Registered stockholders and holders of shares of stock

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INFORMATION ABOUT THE ANNUAL MEETING

held in the Primerica, Inc. Stock Purchase Plan (the “Stock Purchase Plan”) will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the Annual Report and how to vote over the Internet, how to request and return a proxy card by mail and how to vote by telephone.

•

If your shares are held in “street name” through a broker, bank or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares.

How do I vote?

If you are a registered stockholder, then you have four voting options. You may vote:

•	over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you received;

•	by telephone through the number noted on your proxy card (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

•	by attending the Annual Meeting and voting in person.

We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting.

If you are a beneficial holder, then please refer to the instructions provided by your broker, bank or other nominee regarding how to vote.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2014 is considered a routine matter.

Neither the election of directors nor the Say-on-Pay vote is considered a routine matter under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this in one of the following three ways:

•	vote again using the Internet or by telephone prior to the Annual Meeting; or

•	sign another proxy card with a later date and return it to us prior to the Annual Meeting; or

•	attend the Annual Meeting in person and vote in person.

Primerica 2014 Proxy Statement	3

INFORMATION ABOUT THE ANNUAL MEETING

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?

If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then the Proxy Committee will vote the shares represented by valid proxies in accordance with its best judgment. Notwithstanding the foregoing, shares represented by valid proxies that are marked to deny discretionary authority to the Proxy Committee on other matters considered at the Annual Meeting will not be voted on those other matters and will not be counted in determining the number of votes cast with respect to those other matters. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for stockholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the vote, and a representative of Carl T. Hagberg and Associates will act as the independent inspector of elections for the Annual Meeting and will certify the final vote.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card?

This means that you have multiple accounts holding shares of our common stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you receive. Please vote all of the shares you are entitled to vote.

Does the Company participate in householding?

A single set of proxy materials, along with individual proxy cards, or individual Notices of Internet Availability of Proxy Materials will be delivered in one envelope to multiple stockholders of record having the same last name and address, unless contrary instructions have been received from an affected stockholder. This is referred to as “householding.” We believe this procedure provides greater convenience to our stockholders and saves money by reducing our printing and mailing costs and fees. If you would like to enroll in this service or receive individual copies of all documents, please contact Broadridge by calling toll-free at 1-800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and would like to revoke your consent or otherwise would like to receive separate copies of our proxy materials, please contact Broadridge as described above and we will promptly deliver them to you upon your written or oral request.

A number of brokerage firms have instituted householding. If you hold your shares in street name, then please contact your bank, broker or other holder of record to request information about householding.

How do I vote the shares that I purchased through the Stock Purchase Plan?

If you are a registered stockholder and you own shares of our common stock through the Stock Purchase Plan, and the accounts are registered in the same name, then you will receive one Notice of Internet Availability of Proxy Materials representing your combined shares. If your registered account and your Stock Purchase Plan are registered in different names, then you will receive separate Notices of Internet Availability of Proxy Materials. If you hold shares through the Stock Purchase Plan, then your vote must be received by 11:59 p.m. Eastern daylight savings time on May 20, 2014, unless you vote in person at the Annual Meeting.

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INFORMATION ABOUT THE ANNUAL MEETING

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to Proposal 1 (election of ten directors), Proposal 2 (Say-on-Pay) and Proposal 3 (ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2014).

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, attendance at the Annual Meeting is limited to Primerica stockholders, members of their immediate families or their named representatives. The Company reserves the right to limit the number of named representatives who may attend the Annual Meeting. In order to gain admittance to the meeting, you may be required to show evidence that you were a holder of our common stock on the record date.

How can I listen to the live webcast of the Annual Meeting?

You may listen to a live webcast of the Annual Meeting at www.investors.primerica.com. The webcast will allow you to listen to the Annual Meeting, but stockholders accessing the Annual Meeting through the webcast will not be considered present at the Annual Meeting and will not be able to vote their shares through the webcast or ask questions. If you plan to listen to the live webcast, then please submit your vote prior to the Annual Meeting using one of the methods described under “How do I vote?” above. An archived copy of the webcast will be available at www.investors.primerica.com until at least June 20, 2014. Registration to listen to the webcast will be required. We have included our website address for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged AST Phoenix Advisors, Inc. to assist with the solicitation of proxies for an annual fee of $7,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting

of Stockholders to be Held on May 21, 2014.

The Proxy Statement and the 2013 Annual Report to Stockholders are available free of charge at www.proxyvote.com and at www.investors.primerica.com

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MATTERS TO BE VOTED ON

Proposal 1:

ELECTION OF TEN DIRECTORS

Our Board of Directors currently has ten members. Mr. Michael Martin is not standing for re-election, and Ms. Beatriz R. Perez has been nominated as a new director. Each director will be elected by a plurality of the votes cast and, if elected, will be elected to serve a one-year term commencing at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. The nominees for the election of directors at the Annual Meeting are as follows:

Name	Age	Occupation	Date of Initial Election
John A. Addison, Jr.	56	Co-Chief Executive Officer, Primerica, Inc.; Chairman, Primerica Distribution	October 2009
Joel M. Babbit	60	Chief Executive Officer, Mother Nature Network	August 2011
P. George Benson	67	President, The College of Charleston	April 2010
Gary L. Crittenden	60	Managing Partner and Chairman of HGGC, LLC	July 2013
Cynthia N. Day	48	President and Chief Executive Officer, Citizens Bancshares Corporation	January 2014
Mark Mason	44	Chief Executive Officer, Citi Private Bank	March 2010
Robert F. McCullough	71	Private Investor	March 2010
Beatriz R. Perez	44	Chief Sustainability Officer, The Coca-Cola Company	If elected, May 2014
D. Richard Williams	57	Chairman and Co-Chief Executive Officer, Primerica, Inc.	October 2009
Barbara A. Yastine	54	Chair, President and Chief Executive Officer, Ally Bank	December 2010

Mr. Crittenden, Ms. Day and Ms. Perez have all been nominated to the Board of Directors subsequent to the 2013 Annual Meeting of Stockholders. The remaining seven directors have served since such meeting. Mr. Crittenden was recommended as a Board candidate by the Co-Chief Executive Officers. Ms. Day and Ms. Perez were each recommended as Board candidates by existing directors.

For additional information about the director nominees and their qualifications, see “Board of Directors — Members of Our Board.” Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” the election to our Board of Directors of the nominees named above.

Our Board of Directors unanimously recommends a vote “FOR” the election to our Board of Directors of the nominees named above.

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MATTERS TO BE VOTED ON

Proposal 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

We first sought stockholder approval of our executive compensation program in conjunction with our 2011 Annual Meeting of Stockholders. At such meeting, approximately 92.5% of votes were cast in favor of our executive compensation program. In addition, our stockholders recommended that we hold a Say-on-Pay vote every three years and our Board of Directors agreed to that recommendation. Since then, our stockholder base has changed substantially. As a result, in 2013 the Compensation Committee requested that management reach out to the Company’s top ten stockholders and begin a dialogue about our executive compensation program. Based in part on these discussions, the compensation committee expects to make some modifications to the program for fiscal 2014. See “Executive Compensation — Compensation Discussion and Analysis (“CD&A”) — Fiscal 2014 Executive Compensation.”

We are providing our stockholders with the opportunity to cast an advisory Say-on-Pay vote. The Say-on-Pay vote is required by Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the related rules of the SEC. The Say-on-Pay vote is advisory and, therefore, not binding on the Company, our Board of Directors or the Compensation Committee. Our Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against our executive compensation program as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis (CD&A”),” our executive compensation program is designed to attract, motivate, and retain our named executive officers, each of whom is critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific annual, long-term, strategic and corporate goals, and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis section for additional details about our executive compensation program, including information about the compensation of our named executive officers for fiscal 2013.

The Compensation Committee created our executive compensation program in 2010 following completion of our initial public offering (“IPO”). The Compensation Committee has continually reviewed and modified the compensation program for our named executive officers to ensure that it achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

The Say-on-Pay vote gives you, as a stockholder, the opportunity to endorse or not endorse our overall executive compensation program as described in this Proxy Statement by voting for or against the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in such proxy statement.”

Unless otherwise instructed, the Proxy Committee will vote proxies held by them “FOR” the approval of executive compensation as described above.

Our Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

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MATTERS TO BE VOTED ON

Proposal 3:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board (the “Audit Committee”) has authority to retain and terminate the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2014. Although stockholder ratification of the appointment of KPMG is not required, our Board of Directors believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment of KPMG, then the Audit Committee will reconsider the appointment. For a description of the fees paid to KPMG, see “Audit Committee Matters — Fees and Services of Our Independent Registered Public Accounting Firm — Fees Paid to Our Independent Registered Public Accounting Firm.”

One or more representatives of KPMG are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

To ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2014, the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting must vote “FOR” Proposal 3. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” the ratification of the appointment of KPMG.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

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CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines that are posted on the corporate governance page of our investor relations website at www.investors.primerica.com and are available in print free of charge to our stockholders upon request. The Corporate Governance Guidelines set forth the practices that our Board follows with respect to matters such as director responsibilities, compensation, and access to management. In addition, the Corporate Governance Guidelines address the use of outside advisors, management succession, mandatory director retirement and our Board’s annual self-assessment.

Board Structure

Our Board currently consists of ten directors. Our Amended and Restated Certificate of Incorporation gives our Board the right to set the number of directors at no less than three members and no more than 15 members.

The Company’s governance documents provide our Board with flexibility to select the appropriate leadership structure for the Company. Our Board does not have a policy as to whether the roles of Chairman of the Board and Co-Chief Executive Officer should be separate or whether the Chairman of the Board should be a management or a non-management director. The Corporate Governance Committee of our Board of Directors (the “Corporate Governance Committee”) may, from time to time, make recommendations to our Board regarding the leadership structure of our Board, including the position of Chairman of the Board.

Currently, the Company has a combined Chairman of the Board and Co-Chief Executive Officer. Under our Amended and Restated By-laws, the Chairman of the Board presides over meetings of our Board and meetings of our stockholders, while the Co-Chief Executive Officers have general and active management of the business affairs and property of the Company, subject to the supervision and oversight of our Board. Mr. Williams has served as Chairman of the Board and Co-Chief Executive Officer since October 2009.

Mr. Martin, one of our independent directors, served as the Lead Director of our Board (the “Lead Director”) throughout fiscal 2013. The Board appointed Mr. Benson, the Chairman of the Corporate Governance Committee, as Lead Director effective February 2014. As the primary interface between management and our Board, the Lead Director provides a valuable counterweight to the combined Chairman and Co-Chief Executive Officer role and serves as a key contact for the non-management directors, thereby enhancing our Board’s independence from management. The Lead Director’s responsibilities include:

•	consulting with the Chairman of the Board regarding the agenda for meetings of our Board;

•	scheduling and preparing agendas for meetings of non-management directors;

•	presiding over meetings of non-management directors and executive sessions of meetings of our Board from which employee directors are excluded;

•	acting as the principal liaison between non-management directors and the Chairman of the Board on sensitive issues; and

•	raising issues with management on behalf of the non-management directors when appropriate.

Our Board has adopted a number of corporate governance-related measures to provide what it views as an appropriate balance between the needs for dependable strategic leadership by Mr. Williams as the Chairman of the Board and Co-Chief Executive Officer, on one hand, and the oversight and objectivity of independent directors, on the other. For example, only two of our directors are members of management and all of our Board’s committees — the Audit Committee, the Compensation Committee and the Corporate Governance Committee — consist entirely of independent directors. All directors

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play an active role in overseeing the Company’s business both at our Board and committee levels. In addition, directors have full and free access to members of management and the authority to retain independent financial, legal or other advisors as they deem necessary without consulting, or obtaining the approval of, any member of management. Our Board holds separate executive sessions of its non-management directors and its independent directors at least annually. The Lead Director presides over these sessions.

Our Board believes that having a single leader serving as Chairman of the Board and Co-Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Company at this time and is in the best interests of our stockholders because it provides decisive and effective leadership. Further, the Company’s independent directors were all elected to our Board at or since our IPO and, therefore, have a much more limited history with the Company than our Co-Chief Executive Officers. Our Board also believes that this leadership structure, when combined with the Company’s other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction by our Board.

Independence of Directors

Mr. Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer, and Mr. Williams, Chairman of the Board and Co-Chief Executive Officer, are not independent because they are members of management and employees of the Company.

Our Board annually assesses the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or could interfere with the independence of the director. Based on information furnished by all directors regarding their relationships with Primerica and its subsidiaries and research conducted by management and discussed with our Board with respect to outside affiliations, our Board has determined that none of the directors who served on our Board during fiscal 2013 has or had a material relationship with Primerica other than through his or her role as director, and, except as set forth above, each is independent because he or she satisfies:

•	the categorical standards set forth below;

•	the independence standards set forth in Rule 10A-3 of the Exchange Act; and

•	the criteria for independence set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

A determination of independence under these standards does not mean that a director is disinterested under Section 144 of the Delaware General Corporation Law. Each director, relevant committee and our full Board may also consider whether any director is interested in any transaction brought before our Board or any of its committees for consideration.

Categorical Standards of Independence

The Company has established categorical standards of independence for our Board, which are described in the Corporate Governance Guidelines that are posted on the corporate governance page of our investor relations website at www.investors.primerica.com. To be considered independent for purposes of the director qualification standards, (i) the director must meet bright-line independence standards under the NYSE Listed Company Manual and (ii) our Board must affirmatively determine that the director otherwise has no material relationship with the Company, directly or as an officer, shareowner or partner of an organization that has a relationship with the Company.

To assist it in determining each director’s independence in accordance with the NYSE’s rules, our Board has established guidelines, which provide that a director will be deemed independent unless:

(a)	(1) the director is an employee, or an immediate family member of the director is an executive officer, of the Company or any of its affiliates, or (2) the director was an

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employee, or the director’s immediate family member was an executive officer, of the Company or any of its affiliates during the immediately preceding three years;

(b)	(1) the director presently receives during any consecutive 12-month period more than $120,000 in direct compensation from the Company or any of its affiliates, or an immediate family member of the director presently receives during any consecutive 12-month period more than $120,000 in direct compensation for services as an executive officer of the Company or any of its affiliates, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (2) the director or the director’s immediate family member had received such compensation during any consecutive 12-month period within the immediately preceding three years;

(c)	(1) the director is a current partner or employee of a firm that is the Company’s internal or independent auditor, (2) an immediate family member of the director is a current partner of such a firm, (3) an immediate family member of the director is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member of the director was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time period;

(d)	(1) an executive officer of the Company serves on the board of directors of a company that, at the same time, employs the director, or an immediate family member of the director, as an executive officer, or (2) Primerica and the company of which the director or his or her immediate family member is an executive officer had such relationship within the immediately preceding three years;

(e)	(1) the director is a current executive officer or employee, or an immediate family member of the director is a current executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues, or (2) Primerica and the company of which the director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the immediately preceding three years;

(f)	the director serves as an executive officer, director or trustee, or his or her immediate family member who shares the director’s household serves as an executive officer, director or trustee, of a charitable organization, and within the last three years, discretionary charitable contributions by the Company to such organization, in the aggregate in any one year, exceed the greater of $1 million or two percent (2%) of that organization’s total annual charitable receipts;

(g)	the director has any interest in an investment that the director jointly acquired in conjunction with the Company;

(h)	the director has, or his or her immediate family member has, a personal services contract with the Company; or

(i)	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company.

Independence of Committee Members

The Audit, Compensation and Corporate Governance Committees are fully independent in accordance with the NYSE Listed Company Manual and our Board’s director independence standards described above. In fiscal 2013, no member of these committees received any compensation from Primerica other than directors’ fees, and no member of the Audit Committee was or is an affiliated person of

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Primerica (other than by virtue of his or her directorship). Members of the Audit Committee meet the additional standards of audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Members of the Compensation Committee meet the additional standards applicable to outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and qualify as non-employee directors as defined in Rule  16b-3 under the Exchange Act.

Role of Compensation Consultant

The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent consultant for fiscal 2013 and determined that the Company would not retain Pearl Meyer for any projects in fiscal 2013 without the prior consideration and consent of the Compensation Committee. Pearl Meyer’s responsibilities for fiscal 2013 included:

•	reviewing drafts of meeting agendas, materials, and minutes, as requested;

•	reviewing the work of any other consultants;

•	reviewing drafts of major management proposals;

•	bringing any concerns or issues to the attention of the Compensation Committee Chair;

•	evaluating the competitiveness of executive pay;

•	evaluating the competitiveness of non-management director pay, as requested;

•	preparing materials for the Compensation Committee in advance of meetings;

•	attending Compensation Committee meetings;

•	reviewing and commenting on compensation-related proxy disclosures;

•	reviewing the Compensation Committee Charter;

•	reviewing executive compensation tally sheets;

•	participating in Compensation Committee meetings and teleconferences with the Compensation Committee Chair and management;

•	being available for additional consultation to the Compensation Committee Chair; and

•	undertaking special projects at the request of the Compensation Committee Chair.

See “Executive Compensation — Compensation Discussion and Analysis (“CD&A”) — Fiscal 2013 Executive Compensation — The Compensation Setting Process — Compensation Consultant.”

Communicating with Our Board of Directors

Our stockholders and other interested persons may communicate with the Audit Committee Chair or the Lead Director by addressing such communications to them in care of the Company’s Corporate Secretary, at the Company’s principal executive office located at One Primerica Parkway, Duluth, Georgia 30099. Further, our stockholders and other interested persons may communicate with the Company’s non-management directors or independent directors, each as a group, by addressing such communications to them in care of the Company’s Corporate Secretary at the Company’s principal executive office address. Our stockholders and other interested persons may also communicate with our Board, the Audit Committee, the non-management directors and the Chairman of the Board by sending an e-mail message as follows:

•	with our Board, to boardofdirectors@primerica.com;

•	with the Audit Committee, to auditcommittee@primerica.com;

•	with the non-management directors, to nonemployeedirectors@primerica.com; or

•	with the Chairman of the Board, to chairman@primerica.com.

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In accordance with a policy approved by the Audit Committee, the Company’s General Counsel (or, solely with respect to matters that are not reasonably likely to have legal implications for the Company, the Company’s Chief Compliance and Risk Officer) is required to:

•	report communications of concerns relating to accounting, finance, internal controls or auditing matters to the Audit Committee;

•	investigate communications of concerns relating to conduct of employees, including concerns related to internal policies;

•	report communications of concerns relating to non-compliant behavior, such as allegations of violations of the Company’s Code of Conduct or antitrust violations, to the Audit Committee; and

•	determine whether to maintain or discard the following communications received:

–	bulk mail,

–	solicitations to purchase products or services, and

–	all other communications that do not fall into the specific categories noted above.

If the correspondence is specifically marked as a private communication to our Board (or a specific member or members of our Board), then the Corporate Secretary will not open or read the correspondence, and will forward it to the addressee. These procedures may change from time to time, and you are encouraged to visit our investor relations website for the most current means of communicating with our directors.

Director Nomination Process

In discharging its responsibility, the Corporate Governance Committee receives input from the Chairman of the Board, other directors and, if applicable, the Corporate Governance Committee’s independent professional search firm. It also considers and evaluates any candidates recommended by stockholders, as described below.

Our Board has determined that its members should bring to the Company a broad range of experience, knowledge and judgment. A successful board candidate must be prepared to represent the interests of the Company and all its stockholders, not the interests of particular constituencies. The Corporate Governance Committee and our Board have not established specific minimum age, education, years of business experience or specific types of skills for potential candidates. The factors considered by the Corporate Governance Committee and our Board in their review of potential candidates include whether:

•	the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•

the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer, Chief Operating Officer or equivalent policy-making and operational level of a large organization that indicates that the candidate will be able to make a meaningful and immediate contribution to our Board;

•

the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which the Company operates;

•	the candidate has financial expertise;

•

the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;

•	the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and

•	the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

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CORPORATE GOVERNANCE

The Corporate Governance Committee carefully reviews all current directors and director candidates in light of these factors based on the context of the current and anticipated composition of our Board, the current and anticipated operating requirements of the Company and the long-term interests of our stockholders. In reviewing a candidate, the Corporate Governance Committee considers the integrity of the candidate and whether the candidate would be independent as defined in the Corporate Governance Guidelines and the NYSE Listed Company Manual. The Corporate Governance Committee expects a high level of involvement from our directors and reviews, if applicable, a candidate’s service on other boards to assess whether the candidate has sufficient time to devote to Board duties.

The Corporate Governance Committee decides whether to further evaluate each candidate and may select an independent professional search firm to assist in the discharge of its duties. A further evaluation would include a thorough reference check, interaction and interviews, and discussions about the candidate’s qualifications, availability and commitment. After discussion of each candidate’s qualifications, the Corporate Governance Committee Chair interviews each candidate. The Corporate Governance Committee Chair then selects certain candidates to be interviewed by the Chairman of the Board and other members of the Corporate Governance Committee. The Corporate Governance Committee reviews the results of all interviews and makes a recommendation to our full Board with respect to the election of a potential candidate to our Board. Our Board expects that all candidates recommended to our Board will have received the approval of all members of the Corporate Governance Committee.

Any stockholder who wishes to have the Corporate Governance Committee consider a candidate for election to our Board is required to give written notice of his or her intention to make such a nomination. For a description of the procedures required to be followed for a stockholder to nominate a director, see “Stockholder Information — Procedures for Business Matters and Director Nominations for Consideration at the 2015 Annual Meeting of Stockholders — Notice Requirements for Nomination of Directors.” A proposed nomination that does not comply with these requirements will not be considered by the Corporate Governance Committee. There are no differences in the manner in which the Corporate Governance Committee considers or evaluates director candidates it identifies and director candidates who are recommended by our stockholders.

Board’s Role in Risk Oversight

Our Board is ultimately responsible for establishment of our risk management framework, and responsibility for significant risk management policies resides with the Audit Committee under powers delegated by our Board. Our Board believes that having a combined Chairman of the Board and Co-Chief Executive Officer provides a unique perspective on risk oversight. Our most senior executive officers are responsible for collaborating with the Audit Committee to provide oversight with respect to the risk management process, as well as to prioritize and validate key risks. Management is responsible for implementing the Board-approved risk management strategy and developing policies, controls, processes and procedures to identify and manage risks. Management periodically reports to the Audit Committee on the effectiveness of its management of key business risks.

Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas:

•

the Audit Committee is responsible for the oversight of our accounting and financial reporting processes, the integrity of our financial statements, and the review, and approval or ratification of, any related party transactions;

•	the Compensation Committee is responsible for the oversight of risks associated with our compensation practices (see “Executive Compensation — Compensation Discussion

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and Analysis (“CD&A”) — Risks Related to Compensation Policies and Practices”); and

•	the Corporate Governance Committee is responsible for the oversight of our corporate governance risks, including director independence and succession planning.

In terms of overseeing the broader company-wide risk management program, the Audit Committee is responsible for ensuring that all risk areas are being monitored by senior management and that all risk management matters are being reported to our Board or appropriate Board committee and are being addressed as needed. Additionally, our Board collectively reviews, and is responsible for, risks associated with our strategic plans.

In fiscal 2013, management’s Business Risk and Control Committee regularly monitored the major risks facing the Company and presented a risk profile and quarterly status updates on this monitoring to our Audit Committee. Our General Counsel regularly briefs our Board, and our Chief Auditor regular briefs, and meets in Executive Session with, the Audit Committee. The Audit Committee uses the results of its discussions with our Chief Auditor to monitor the audit schedule for the internal audit group.

Board Diversity

Diversity is very important to us. We strive to offer an inclusive business environment that offers and benefits from diversity of people, thought and experience. This also holds true for our Board. Although we have no formal written policy, pursuant to our Corporate Governance Guidelines our Board annually reviews the appropriate skills and characteristics of its members in light of the current composition of our Board, and diversity is one of the factors used in this review. In addition, in identifying a director candidate, the Corporate Governance Committee and our Board consider and discuss diversity, among the other factors discussed under “— Director Nomination Process,” with a view toward the role and needs of our Board as a whole. The Corporate Governance Committee and our Board generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the successful functioning of our Board.

Code of Conduct

Our Code of Conduct applies to all employees, directors, and officers of the Company and its subsidiaries. The Code of Conduct is posted on the Corporate Governance page of our investor relations website at www.investors.primerica.com and is available in print free of charge to our stockholders who request a copy. The Company also has made available an Ethics Hotline, which permits employees to anonymously report a violation of the Code of Conduct. Any changes to the Code of Conduct will be posted on the Company’s investor relations website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of our common stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16(a) filing requirements during fiscal 2013.

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Beneficial Ownership of Common Stock

The following table furnishes information, as of March 1, 2014, as to shares of our common stock beneficially owned by: (i) each person or entity who we know to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, director nominees, and named executive officers; and (iii) our directors and executive officers as a group. As of March 1, 2014, there were 54,806,318 shares of our common stock outstanding.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percent of Outstanding Common Stock (3)
5% Beneficial Owners:
FMR LLC (4)	4,620,995	8.4%
BlackRock Institutional Trust Company, N.A. (5)	4,569,264	8.3%
Wellington Management Company, LLP (6)	3,897,000	7.1%
Ruane Cunniff & Goldfarb (7)	3,720,625	6.8%
Baron Capital Group, Inc. (8)	3,456,180	6.3%
Brave Warrior Advisors, LLC (9)	3,389,761	6.2%
Vanguard Group, Inc. (10)	3,216,244	5.9%
Director Nominees (who are not current directors):
Beatriz R. Perez	—	*
Directors and Executive Officers:
D. Richard Williams (11)	305,420	*
John A. Addison, Jr. (11)	246,716	*
Joel M. Babbit (12)	5,906	*
P. George Benson (13)	5,559	*
Gary L. Crittenden (14)	942	*
Cynthia N. Day (15)	—	*
Michael E. Martin (16)	5,939	*
Mark Mason (17)	3,131	*
Robert F. McCullough (18)	8,067	*
Barbara A. Yastine (19)	8,504	*
Gregory C. Pitts (20)	36,589	*
Alison S. Rand (21)	49,412	*
Peter W. Schneider (22)	39,186	*
Glenn J. Williams (23)	86,863	*
All directors, director nominees and executive officers as a group (18 people)	1,031,863	1.8%

*	Less than one percent.
(1)	The address for each of our directors (other than Messrs. Martin and Mason) and executive officers is c/o Primerica, Inc., One Primerica Parkway, Duluth, Georgia 30099.
(2)	Unless otherwise indicated, the beneficial owners have sole voting power and investment power with respect to shares of our common stock beneficially owned by them.

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(3)	Based on 54,806,318 shares of our common stock outstanding, except as otherwise noted.
(4)	Based on a Schedule 13G filed jointly by FMR LLC (“FMR”) and Mr. Edward C. Johnson 3d on February 14, 2014. FMR has sole voting power with respect to 251 of these shares, and sole dispositive power with respect to all of these shares. FMR’s address is 245 Summer Street, Boston, MA 02210.
(5)

Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 30, 2014. BlackRock has shared voting and dispositive power with respect to 4,569,264 shares and sole voting power with respect to 4,401.079 shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(6)	Based on a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2014. Wellington has shared dispositive power with respect to all of these shares, and shared voting power with respect to 2,568,826 of these shares. Wellington’s address is 280 Congress Street, Boston, MA 02210.
(7)	Based on a Schedule 13G filed by Ruane, Cunniff & Goldfarb Inc. (“Ruane”) on February 18, 2014. Ruane has sole voting power with respect to 3,705,000 shares and sole dispositive power with respect to 3,720,625 shares. Ruane’s address is 767 Fifth Avenue, New York, NY 10153.
(8)

Based on a Schedule 13G filed by BAMCO, Inc. , Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron (collectively, “Baron”) on February 14, 2014. BAMCO has shared voting power with respect to 2,494,500 shares and shared dispositive power with respect to 2,814,500 shares. Baron Capital Group, Inc. and Ronald Baron each have shared voting power with respect to 2,713,716 and shared dispositive power with respect to 3,033,716 shares. Baron Capital Management, Inc. has shared voting power and shared dispositive power with respect to 219,216 shares. Baron’s address is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(9)	Based on a Schedule 13G filed by Brave Warrior Advisors, LLC (“Brave Warrior”) on February 14, 2014. Brave Warrior’s address is 12 East 49th Street, New York, NY 10017.
(10)	Based on a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 12, 2014. Vanguard has sole voting power with respect to 83,597 shares, sole dispositive power with respect to 3,136,047 shares and shared dispositive power with respect to 80,197 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(11)	Includes 33,899 unvested restricted shares over which the holder has voting power and 13,190 stock options that have already vested or will vest within 60 days. Excludes 20,090 restricted stock units and 56,517 stock options that do not vest within 60 days.
(12)	Includes 3,013 unvested restricted shares over which the holder has voting power. Excludes 2,170 restricted stock units that do not vest within 60 days.
(13)	Includes 3,065 deferred stock units issued in connection with the non-employee director deferred compensation plan that have vested or will vest within 60 days. Excludes 5,194 deferred stock units that do not vest within 60 days.
(14)	Represents deferred stock units issued in connection with the non-employee director deferred compensation plan that have vested or will vest within 60 days. Excludes 1,847 restricted stock units that do not vest within 60 days.
(15)	Excludes 1,695 deferred stock units that do not vest within 60 days.
(16)	Mr. Martin is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. The address for Mr. Martin is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York, 10017-3911. Includes 3,024 unvested restricted shares over which the holder has voting power. Excludes 2,170 restricted stock that do not vest within 60 days.
(17)	The address for Mr. Mason is c/o Citigroup Inc. (“Citigroup”), 399 Park Avenue, New York, New York 10022. Includes 2,088 unvested restricted shares over which the holder has voting power. Excludes 2,170 restricted stock that do not vest within 60 days.
(18)	Includes 3,065 deferred stock units issued in connection with the non-employee director deferred compensation plan that have already vested or will vest within 60 days. Excludes 5,194 deferred stock units that do not vest within 60 days.
(19)	Includes 3,024 unvested restricted shares over which the holder has voting power and 18 deferred stock units issued in connection with the non-employee director deferred compensation plan that have already vested or will vest within 60 days. Excludes 2,170 deferred stock units that do not vest within 60 days.
(20)	Includes 21,570 shares as to which Mr. Pitts has shared voting and investment power, 10,821 unvested restricted shares over which the holder has voting power and 4,198 stock options that have already vested or will vest within 60 days. Excludes 9,207 restricted stock units and 18,440 stock options that do not vest within 60 days.
(21)	Includes 11,033 unvested restricted shares over which the holder has voting power and 4,357 stock options that have already vested or will vest within 60 days. Excludes 9,207 restricted stock units and 18,759 stock options that do not vest within 60 days.
(22)	Includes 12,412 unvested restricted shares over which the holder has voting power and 4,902 stock options that have already vested or will vest within 60 days. Excludes 11,737 restricted stock units and 21,541 stock options that do not vest within 60 days.
(23)	Includes 12,412 unvested restricted shares over which the holder has voting power and 4,902 stock options that have already vested or will vest within 60 days. Excludes 11,955 restricted stock units and 33,715 stock options that do not vest within 60 days.

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BOARD OF DIRECTORS

Members of Our Board of Directors and Director Nominees

The following information about each member of our Board of Directors and director nominees includes their business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications attributes or skills that caused the Corporate Governance Committee and our Board of Directors to determine that each individual should serve as one of our directors.

John A. Addison, Jr. is the Chairman of Primerica Distribution, has served as our Co-Chief Executive Officer since 1999 and has served our Company in various capacities since 1982 when he joined us as a business systems analyst. Mr. Addison has served in numerous officer roles with Primerica Life Insurance Company (“Primerica Life”), a life insurance underwriter, and Primerica Financial Services, Inc. (“PFS”), a general agent, both of which are subsidiaries of Primerica. He served as Vice President and Senior Vice President of Primerica Life. He also served as Executive Vice President and Group Executive Vice President of Marketing. In 1995, he became President of the Primerica operating unit of Citigroup and was promoted to Co-Chief Executive Officer in 1999. Mr. Addison earned his B.A. in Economics from the University of Georgia and his M.B.A. from Georgia State University.

Mr. Addison brings to our Board his 13 years of experience as our Co-Chief Executive Officer and 30 years of understanding our Company and our business, along with general management and marketing expertise.

Joel M. Babbit is the Co-Founder and Chief Executive Officer of Mother Nature Network, one of the leading resources for environmental news and information. Prior to launching Mother Nature Network in 2009, Mr. Babbit spent more than 20 years in the advertising and public relations industry, creating two of the largest advertising agencies in the Southeastern US — Babbit and Reiman (acquired by London-based GGT) and 360 (acquired by WPP Group’s Grey Global Group). Following the acquisition of 360 by Grey Global Group in 2002, Mr. Babbit served as President and Chief Creative Officer of the resulting entity, Grey Atlanta, until 2009. He also previously served as President of WPP Group’s GCI, a public relations firm, and as Executive Vice President and General Manager for the New York office of advertising agency Chiat/Day Inc. Advertising. Following his hometown of Atlanta being awarded the 1996 Summer Olympics, and at the request of Mayor Maynard Jackson, Mr. Babbit took a leave of absence from the private sector to serve as Chief Marketing and Communications Officer for the City and as a member of the Mayor’s cabinet. He received an A.B.J. degree from the University of Georgia.

Mr. Babbit brings to our Board over 20 years of experience in marketing and advertising, his management experience and his expertise in social media.

P. George Benson has been the President of the College of Charleston since February 2007. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. From July 1993 to June 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University and, prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota. Mr. Benson currently serves as Chairman of the Board of Directors for the Foundation for the Malcolm Baldrige National Quality Award, was Chairman of the Board of Overseers for the Baldrige Award Program from 2004 to 2007 and was a national judge for the Baldrige Award from 1997 to 2000. He also serves as a member of the Boards of Directors of AGCO Corporation and Crawford & Company. Mr. Benson was a member of the Board of Directors of

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Nutrition 21, Inc. from 1998 to 2010. Mr. Benson received a B.S. degree in Mathematics from Bucknell University, completed graduate work in operations research in the Engineering School of New York University and earned a Ph.D. in business from the University of Florida.

Mr. Benson brings to our Board significant expertise in academics, senior management, corporate governance, strategic planning, and risk and asset management. In particular, our Board considered his experience managing the College of Charleston’s staff of more than 2,000, budget of more than $250 million and endowment of more than $70 million, as well as his service on the boards of directors of other public companies and as a member of their audit committees.

Gary L. Crittenden has been a Managing Partner of HGGC, a California-based middle market private equity firm, since July 2009, the Chairman of HGGC since August 2013 and the Chief Executive Officer of HGGC from April 2012 to August 2013. He is also a member of HGGC’s Executive, Policy and Investment Committees. Further, he serves as Chairman of the Board of two HGGC portfolio companies, iQor and Citadel. From March 2009 to July 2009, Mr. Crittenden was Chairman of Citi Holdings, an operating segment of Citigroup that comprises financial services company Citi Brokerage and Asset Management, Global Consumer Finance and Special Assets Portfolios, and from March 2007 to March 2009 he served as Chief Financial Officer of Citigroup. He served as the Chief Financial Officer of the American Express Company from 2000 to 2007. Prior to American Express, he was the Chief Financial Officer of Monsanto, Sears Roebuck and Company, Melville Corporation and Filene’s Basement. On three separate occasions, the readers of Institutional Investor Magazine named Mr. Crittenden one of the “Best CFOs in America.” Mr. Crittenden spent the first twelve years of his career at Bain & Company, an international management consulting firm, where he became a partner. He previously served on the Board of Directors of Staples, Ryerson Tull and the TJX Companies. He received a B.S. Degree from Brigham Young University and an M.B.A. from Harvard Business School.

Mr. Crittenden brings to our Board expertise in general management, finance and accounting, strategic planning, risk and asset management, investment banking and capital markets, as well as experience serving on the boards of directors of several large public companies.

Cynthia N. Day has been the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank since February 2012. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from February 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003. Before joining Citizens Trust Bank, she served as an audit manager for KPMG. Ms. Day currently serves on the Board of Directors of Aaron’s, Inc., Citizens Bancshares Corporation and Citizens Trust Bank. Ms. Day also serves as a member of the Board of Directors of the National Banker’s Association, and the Atlanta Business League. She is a member of the Georgia Society of CPAs, and a member of the Rotary Club of Atlanta. Ms. Day graduated with a B.S. degree from the University of Alabama.

Ms. Day brings to our Board experience as the chief executive officer of a publicly held company as well as expertise in general management, mergers and acquisitions, government and regulatory affairs, finance and accounting, strategic planning, risk and asset management and corporate governance. She also has experience serving on the boards of directors of several public companies.

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BOARD OF DIRECTORS

Mark Mason has been the Chief Executive Officer of Citi Private Bank, a division of Citigroup’s Institutional Clients Group, since May 2013. He previously served as Chief Executive Officer of Citi Holdings, an operating segment of Citigroup that comprises financial services company Citi Brokerage and Asset Management, Global Consumer Finance and Special Assets Portfolios, from January 2012 to May 2013, as Chief Operating Officer of Citi Holdings from January 2009 to December 2011 and as Chief Financial Officer of Citi Holdings from January 2006 to December 2008. Mr. Mason joined Citigroup in 2001 and has also served as the Chief Financial Officer and Head of Strategy and M&A for Citigroup’s Global Wealth Management Division, Chief of Staff to Citigroup’s Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer for Citigroup Real Estate Investments and Vice President of Corporate Development at Citigroup. Prior to joining Citigroup, Mr. Mason held various positions at Lucent Technologies, Marakon Associates, a strategy consulting firm, and Goldman, Sachs & Co. He received a Bachelor of Business and Administration in Finance from Howard University and an M.B.A. from Harvard Business School.

Mr. Mason brings to our Board expertise in general management, finance, strategic planning, mergers and acquisitions (“M&A”), and investment banking and capital markets.

Robert F. McCullough has been a private investor since January 2007. He previously was Senior Partner of the investment fund manager Invesco Ltd. (formerly AMVESCAP PLC) from June 2004 to December 2006. Prior thereto, he was Chief Financial Officer of AMVESCAP PLC from April 1996 to May 2004. Mr. McCullough joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until 1996. Mr. McCullough also serves on the Board of Directors of Acuity Brands, Inc. Mr. McCullough has been a member of the Board of Directors of Schweitzer-Mauduit International, Inc. since 2006, and he will leave that Board on April 24, 2014. He was a member of the Board of Directors of Comverge, Inc. from 2006 to 2009 and of Mirant Corporation from 2003 to 2006. He received his B.B.A. in Accounting from the University of Texas at Austin.

Mr. McCullough brings to our Board expertise in senior management, finance and accounting, corporate governance, and M&A. In particular, our Board considered his broad perspective in accounting, financial controls and financial reporting matters and his extensive audit experience based on his lengthy career in public accounting and his experience serving as the chairman of the audit committees and governance committees of several public companies.

Beatriz R. Perez has been employed by The Coca-Cola Company (“Coca-Cola”) since 1994. She has been Chief Sustainability Officer for the North America Division of Coca-Cola since July 2011. Prior to her current position, Ms. Perez held the positions of Chief Marketing Officer from April 2010 to July 2011, Senior Vice President, Integrated Marketing for the North America Division of Coca Cola from May 2007 to April 2010 and Vice President, Media, Sports and Entertainment Marketing from 2005 to May 2007. From 1996 to 2005, she held the positions of Associate Brand Manager, Classic Coke, Sports Marketing and NASCAR Manager, Vice President of Sports, and Vice President of the Victory Junction Group board. Ms. Perez is also the Chair Emeritus of the Grammy Foundation. She served on the Board of Directors of HSBC Finance Corporation from May 2008 through April 2014. She served on the Board of Directors of HSBC North America from April 2007 through April 2014 and on the Board of Directors of HSBC Bank Nevada, N.A. from July 2011 through April 2013. Ms. Perez graduated with a B.S. degree from the University of Maryland.

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Ms. Perez brings to our Board expertise in corporate governance and experience sitting on the Board of Directors of HSBC and its related entities. In particular, our Board considered her significant current and past experience serving in several senior management positions at The Coca-Cola Company.

D. Richard Williams is Chairman of the Board of Directors, has served as our Co-Chief Executive Officer since 1999 and has served our Company since 1989 in various capacities, including as the Chief Financial Officer and Chief Operating Officer of the Primerica operating unit of Citigroup. Mr. Williams serves on the Board of Trustees for the Woodruff Arts Center, the Board of Directors of the Anti-Defamation League Southeast Region and the Atlanta Area Council of the Boy Scouts of America. Mr. Williams earned both his B.S. degree and his M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Williams has led our company as Co-Chief Executive Officer for 13 years and brings to our Board more than 20 years of knowledge of the Company’s business, finances and operations along with expertise in senior management, finance, M&A, strategic planning, and risk and asset management.

Barbara A. Yastine has been the Chair, President and Chief Executive Officer of Ally Bank since March 2012. With $99 billion in assets and $54 billion in deposits, Ally Bank is the dominant operating subsidiary of Ally Financial, Inc., the leading U.S. independent auto finance company. She previously served as Chief Administrative Officer of Ally Financial from May 2010 to March 2012, overseeing the risk, compliance, legal and technology areas. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager, beginning in June 2007. From August 2004 through June 2007, Ms. Yastine was self-employed as an independent consultant. Before that, she was Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. She graduated with a B.A. in Journalism from New York University, where she also earned her M.B.A.

Ms. Yastine brings to our Board expertise in general management, risk and asset management, finance and strategic planning. In particular, our Board considered her significant current and past experience serving in senior management positions in the investment banking and capital markets industries.

Director Attendance at Board, Committee and Annual Meetings

During fiscal 2013, our Board held six meetings. Each director attended at least 75%, collectively, of the meetings of our Board and its committees on which he or she served during fiscal 2013. In addition, each director attended the 2013 Annual Meeting of Stockholders. Directors are expected to attend annual meetings of stockholders of the Company.

Committees of Our Board of Directors

Our Board has three standing committees that assist it in carrying out its duties — the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The charter of each committee is available on our Investor relations website at www.investors.primerica.com and may be obtained, without charge, by contacting the Corporate Secretary, Primerica, Inc., One Primerica Parkway Duluth, Georgia 30099.

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BOARD OF DIRECTORS

The following chart shows information regarding the membership of each of our Board’s standing committees as of December 31, 2013.

Name	Audit	Compensation	Corporate Governance
John A. Addison, Jr. (1)
Joel M. Babbit			✓
P. George Benson	✓		Chair
Gary L. Crittenden	✓
Michael E. Martin (2)		Chair(3)
Mark Mason
Robert F. McCullough	Chair	✓
D. Richard Williams (1)
Barbara A. Yastine	✓	✓(3)
Daniel A. Zilberman (4)			✓
Number of fiscal 2013 meetings	12	6	5

(1)	Employee of Primerica.
(2)	Not standing for re-election at the Annual Meeting.
(3)	Effective February 2014, Ms. Yastine was appointed the Chair of the Compensation Committee.
(4)	Resigned from our Board of Directors in January 2014.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Its primary purpose is to assist our Board in fulfilling its responsibility to our stockholders relating to the financial reporting process and systems of internal control. The Audit Committee is also responsible for determining whether the Company’s financial systems and reporting practices were established in accordance with applicable requirements. Further, the Audit Committee retains and terminates the Company’s independent registered public accounting firm and approves its services and fees.

Our Board has determined that all Audit Committee members are financially literate as required by the NYSE Listed Company Manual. Our Board has further determined that the Audit Committee Chair qualifies as an audit committee financial expert within the meaning of the rules and regulations of the SEC, and that all of the Audit Committee members are independent as required by the NYSE Listed Company Manual.

Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s overall human resources compensation program, including executive compensation, incentive plans, benefit plans and equity plans. The Compensation Committee approves and oversees the administration of the Company’s material benefit plans, policies and programs, including all of the Company’s equity plans and incentive plans. The Compensation Committee also reviews and approves principal elements of total compensation for the Company’s executive officers and employment agreements for certain of the Company’s executive officers. Further, the Compensation Committee is responsible for reviewing and recommending the compensation of non-management directors to the full Board, as well as reviewing and recommending directors’ and officers’ indemnification and insurance matters.

The Compensation Committee may delegate certain powers and functions with respect to employee benefit plans to the plan administration committee or to the respective

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plan administrators, or other appropriate committees or individuals, if such delegation is consistent with the Company’s overall compensation policies, provided that the Compensation Committee may not delegate the power to: (i) create, authorize, approve, amend and/or terminate any new or existing incentive compensation or equity-based plan in which members of senior management or directors participate; or (ii) terminate, or substantially reduce or freeze benefits or future accruals under, any plan other than welfare benefit plans.

The Compensation Committee discusses, evaluates and reviews the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives and takes such action as it deems necessary to limit risks relating to compensation. See “Corporate Governance — Board’s Role in Risk Oversight.”

Corporate Governance Committee

The Corporate Governance Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to our Board the Corporate Governance Guidelines applicable to the Company and monitoring the Company’s compliance with such policies, practices and guidelines. The Corporate Governance Committee is also responsible for identifying individuals qualified to become Board members, recommending to our Board the director nominees to be considered for election at the next annual meeting of stockholders, and leading our Board in its annual review of its performance. The Corporate Governance Committee considers submissions of director candidates submitted by stockholders in accordance with the procedures described under “Corporate Governance — Director Nomination Process.” The Corporate Governance Committee is responsible for oversight of executive succession planning, our political action committee and our government relations strategy.

Director Legal Matters

Mr. Crittenden served as the Chief Financial Officer of Citigroup from March 2007 to March 2009. In July 2010, Mr. Crittenden entered into an order with the SEC in which the SEC found that he should have known that certain statements made by Citigroup, while he was the Chief Financial Officer of Citigroup, were materially misleading and he paid a civil monetary penalty of $100,000. Mr. Crittenden did not admit any wrongdoing in connection with the matter or disgorge any amount to Citigroup, and he did not face a ban from any future activities. In considering Mr. Crittenden’s nomination to our Board, our Corporate Governance Committee reviewed the SEC Order and related matters and concluded that they do not raise any concerns about his qualification to serve on our Board.

Director Compensation

The Compensation Committee, which consists solely of independent directors, is responsible for reviewing and considering any revisions to director compensation. Our Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation annually. Executive officers have no role in determining or recommending director compensation. Our Board determined that compensation for non-management directors should be a mix of cash and equity-based compensation. Directors who are employees of Primerica did not receive any fees or additional compensation for their service on our Board in fiscal 2013. The interests of our non-management directors are aligned with the interests of our stockholders by linking a portion of their compensation to stock performance.

Annual Retainer

In fiscal 2013, non-management directors received an annual retainer of $150,000, which was paid 50% in cash and 50% in restricted stock units that vest on the earlier of one year from the grant date and the date of the following

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BOARD OF DIRECTORS

year’s annual meeting of stockholders. Delivery of the shares underlying the restricted stock units will be deferred until such date as the director no longer serves as a member of our Board.

In addition, for fiscal 2013, the following cash payments were approved:

•	Lead Director — $25,000;

•	Audit Committee Chair — $25,000;

•	Compensation Committee Chair — $15,000;

•	Corporate Governance Committee Chair — $15,000; and

•	Independent directors — an annual fee of $10,000 for service on any committee for which they do not serve as Chair.

We pay the cash portion of the annual fee in quarterly installments, and we do not pay meeting fees.

Travel Expenses

The Company reimburses all directors for travel and other related expenses in connection with attending Board and committee meetings and Board-related activities.

Director Compensation Table

The following table shows fiscal 2013 compensation for our non-management directors.

Name	Annual Fees		Equity Awards(1)		All Other Compensation(2)	Total
Joel M. Babbit	$85,000		$74,995		$2,121	$162,116
P. George Benson	$100,000		$74,995	(5)	$2,355	$177,351
Gary L. Crittenden (3)	$39,284	(4)	$74,970		$406	$114,660
Michael A. Martin	$115,000		$74,995		$2,264	$192,259
Mark Mason	$75,000		$74,995		$1,750	$151,745
Robert F. McCullough	$110,000		$74,995	(5)	$2,411	$187,406
Barbara A. Yastine	$95,000		$74,995	(5)	$2,638	$172,633
Daniel A. Zilberman	$85,000		$74,995		$2,264	$162,259

(1)	Each non-management director other than Mr. Crittenden was granted 2,170 restricted stock units, representing the number of whole shares of our common stock (or, at the director’s election, deferred stock units) equal to $75,000 divided by $34.56 (the closing market price per share of our common stock on the NYSE on the trading day immediately preceding the grant date of May 22, 2013). Mr. Crittenden was granted 1,847 restricted stock units, representing the number of whole shares of our common stock equal to $75,000 divided by $40.59 (the closing market price per share of our common stock on the NYSE on the trading day immediately preceding the grant date of July 15, 2013). For the valuation assumptions underlying the awards, see our audited financial statements for fiscal 2013 included in the Company’s Annual Report on Form 10-K for fiscal 2013.

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All directors who have served as a director of the Company for at least one year own shares of our common stock. At December 31, 2013, our non-management directors held unvested restricted shares, restricted stock units and deferred stock units as follows, representing all of their outstanding awards as of that date:

Name	Grant Date	Number of Equity Awards That Have Not Vested (a)	Market Value of Equity Awards That Have Not Vested (b)
Joel M. Babbit	08/01/11	925	$39,692
	05/16/12	2,088	$89,596
	05/22/13	2,170	$93,115

		5,183	$222,403
P. George Benson	05/18/11	936	$40,164
	05/16/12	2,088	$89,596
	05/22/13	2,170	$93,115

		5,194	$222,875
Gary L. Crittenden	07/15/13	1,847	$79,255
Michael A. Martin	05/18/11	936	$40,164
	05/16/12	2,088	$89,596
	05/22/13	2,170	$93,115

		5,194	$222,875
Mark Mason	05/16/12	2,088	$89,596
	05/22/13	2,170	$93,115

		4,258	$182,711
Robert F. McCullough	05/18/11	936	$40,164
	05/16/12	2,088	$89,596
	05/22/13	2,170	$93,115

		5,194	$222,875
Barbara A. Yastine	05/18/11	936	$40,164
	05/16/12	2,088	$89,596
	05/22/13	2,170	$93,115

		5,194	$222,875
Daniel A. Zilberman	05/18/11	936	$40,164
	05/16/12	2,088	$89,596
	05/22/13	2,170	$93,115

		5,194	$222,875

(a)	All restricted shares and deferred stock units granted in 2011 and 2012 vest in equal installments on the first, second and third anniversary of the grant date. All restricted stock units and deferred stock units granted in 2013 vest in full on the earlier of one year from the grant date and the date of the following year’s annual meeting of stockholders.
(b)	Represents the number of unvested restricted shares, unvested restricted stock units and deferred stock units owned at December 31, 2013 multiplied by $42.91, the closing market price per share of our common stock on the NYSE on that date.
(2)	Represents dividends paid on unvested restricted shares, restricted stock units and deferred stock units.
(3)	Mr. Crittenden was elected as a director on July 15, 2013.
(4)	Mr. Crittenden elected to receive his cash compensation in the form of deferred stock units under the Nonemployee Directors’ Deferred Compensation Plan. See “— Deferred Compensation.”
(5)	Messrs. Benson and McCullough and Ms. Yastine elected to receive their equity compensation in the form of deferred stock units under the Nonemployee Directors’ Deferred Compensation Plan. See “— Deferred Compensation.”

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BOARD OF DIRECTORS

Deferred Compensation

Our Board adopted the Primerica, Inc. Nonemployee Directors’ Deferred Compensation Plan in November 2010, under which non-management directors may elect to defer all or a portion of their directors’ fees. At the director’s option, we convert all or a portion of his or her cash fees otherwise payable during a calendar quarter to deferred stock units equal in number to the maximum number of shares of our common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of our common stock on the first trading day of the following calendar quarter. These deferred stock units will be fully vested on such date.

At the director’s option, we credit his or her deferral account with deferred stock units equal in number to the number of equity awards to which the director was otherwise entitled. Any deferred stock units that are issued upon deferral of equity awards are subject to the same vesting provisions as the equity awards themselves. We also credit the deferral account with deferred stock units equal in number to the maximum number of shares of our common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant received restricted stock awards to which he or she was otherwise entitled. The deferred stock units credited in lieu of the payment of dividends on equity awards are fully vested on the dividend payment date.

We make deferred payments, at the director’s election, within 60 days of termination of Board service or, in the case of an installment election, within 60 days of termination of Board service and up to five anniversaries of such date.

During fiscal 2013, Messrs. Benson, Crittenden and McCullough and Ms. Yastine participated in the Nonemployee Directors’ Deferred Compensation Plan.

Director Stock Ownership Guidelines

Our non-management directors are required to own shares valued at three times their annual cash retainer. In determining compliance with these guidelines, stock ownership includes shares beneficially owned by the director (or by immediate family members) and unvested restricted shares, restricted stock units and deferred stock units. The participants have five years from the date of their initial election to our Board to achieve the targeted level of stock ownership.

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EXECUTIVE COMPENSATION

The subsections within this Executive Compensation section are intended to be read together, and each section provides information not included in the others. For background information on the Compensation Committee and its responsibilities, see “Board of Directors — Committees of Our Board of Directors — Compensation Committee.”

In this Executive Compensation section, the terms “we,” “our,” and “us” refer to management, the Company and, as applicable, the Compensation Committee.

Compensation Committee Report1

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis and reviewed and discussed successive drafts with management. Following completion of this process, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2013 and this Proxy Statement.

COMPENSATION COMMITTEE:

Michael E. Martin, Fiscal 2013 Chair

Robert F. McCullough

Barbara A. Yastine

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Martin and McCullough and Ms. Yastine served as a member of the Compensation Committee during all of fiscal 2013. None of the current or former members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Compensation Discussion and Analysis (“CD&A”)

Our fiscal 2013 named executive officers were:

•	D. Richard Williams — Chairman of the Board and Co-Chief Executive Officer;

•	John A. Addison, Jr. — Chairman of Primerica Distribution and Co-Chief Executive Officer;

•	Glenn J. Williams — President;

•	Gregory C. Pitts — Executive Vice President and Chief Operating Officer;

•	Alison S. Rand — Executive Vice President and Chief Financial Officer; and

•	Peter W. Schneider — Executive Vice President, General Counsel and Chief Administrative Officer.

Highlights

The Compensation Committee structures our executive compensation program to provide market competitive pay opportunities under a plan design that is highly performance-based such that, over the long term, actual compensation earned will be aligned with the Company’s performance.

1	The material in the 2013 Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

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EXECUTIVE COMPENSATION

Fiscal 2013 Operating and Financial Results (1)

During fiscal 2013, the Company’s operating results were market by solid performance across all segments as well as by a 3.5% increase in the size of our life-licensed sales force year-over-year. Primerica’s total stockholder return of 44.5%, including dividends, significantly outpaced the Standard & Poor’s 500 in 2013. The following table illustrates the Company’s performance in fiscal 2013 relative to its performance in fiscal 2012.

	Fiscal 2013		Fiscal 2012		Change
Operating Revenues	$1,261.2 million		$1,179.3 million		6.9%
Net Operating Income	$171.0 million		$174.5 million		-2.0%
Operating Return on Average Equity	15.0%		14.3%
Operating Earnings Per Diluted Share	$2.97		$2.72		9.1%
Size of Life-Licensed Sales Force at Year-End	95,566		92,373		3.5%
Market Price Per Share at Fiscal Year End	$42.91		$30.01		43.0%
Total Stockholder Return	44.7	%(2)	30.2	%(3)

(1)	Includes financial results that were not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). See “Non-GAAP Financial Measures” in Annex A to this Proxy Statement for a reconciliation to GAAP results.
(2)	Represents the percentage change in the price of our common stock from $30.01 at December 31, 2012 to $42.91 at December 31, 2013, plus the 2013 dividends of $0.44.
(3)	Represents the percentage change in the price of our common stock from $23.24 at December 31, 2011 to $30.01 at December 31, 2012, plus the 2012 dividends of $0.24.

Fiscal 2013 Executive Compensation

The total compensation paid to our named executive officers for fiscal 2013 is set forth below.

Name	Title	Total Fiscal 2013 Compensation
D. Richard Williams	Chairman of the Board and Co-Chief Executive Officer	$3,513,892
John A. Addison, Jr.	Chairman of Primerica Distribution and Co-Chief Executive Officer	$3,498,268
Glenn J. Williams	President	$1,585,077
Gregory C. Pitts	Executive Vice President and Chief Operating Officer	$1,171,153
Alison S. Rand	Executive Vice President and Chief Financial Officer	$1,182,321
Peter W. Schneider	Executive Vice President, General Counsel and Chief Administrative Officer	$1,572,381

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EXECUTIVE COMPENSATION

The chart below shows the Company’s Total Stockholder Return (“TSR”) for the past three fiscal years, along with the total compensation of each of our Co-Chief Executive Officers during the same period. The market price of our common stock has improved 186.1% from its IPO price of $15.00 per share on April 1, 2010 to its closing price of $42.91 per share on December 31, 2013.

Changes to Fiscal 2013 Executive Compensation

The Compensation Committee made the following changes to our 2013 executive compensation program:

•

The Compensation Committee reduced the weighting of operating revenues, as a percentage of the corporate performance objectives, from 25% to 20%, and increased the weighting of the size of the life-licensed sales force, as a percentage of the corporate performance objectives, from 25% to 30% in order to more accurately reflect the importance to the Company of the size of its sales force;

•

The Compensation Committee completed a peer executive compensation analysis and determined that the compensation of our named executive officers other than the Co-Chief Executive Officers was below the 50th percentile of their peers. To bring compensation more in line with the peer group, the Compensation Committee increased the target equity compensation of these four named executive officers; and

•

The Compensation Committee awarded restricted stock units to management for 2013 performance instead of the restricted shares that had been awarded for prior years. This change was made to increase flexibility for the Company with no significant impact on the Company or the recipients of the equity awards.

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EXECUTIVE COMPENSATION

Executive Compensation Practices

We Do	We Don’t

✓ Base a majority of total compensation on performance

✓ Set annual targets based on objective performance measures

✓ Vest equity awards over time to promote retention

✓ Require executive officers and non-employee directors to hold our common stock through published stock ownership guidelines

✓ Provide double trigger change-in-control equity acceleration

✓ Prohibit pledging of our common stock

✓ Make equity awards broadly throughout the organization, including on a performance basis to our independent contractor sales representatives

✓ Mitigate potential dilutive effect of equity awards through a share repurchase program

Ò    Permit hedging transactions or short sales by executive officers or directors

Ò    Provide significant perquisites

Ò    Provide tax gross-ups for perquisites

Ò    Offer a pension or supplemental executive retirement plan (SERP)

Ò    Provide single trigger payments upon change of control

Ò    Provide excise tax gross-ups upon change of control

Pay-for-Performance

The Compensation Committee structured our 2013 executive compensation program so that a meaningful percentage of compensation is tied to the achievement of challenging levels of both corporate performance and personal objectives. Cash incentives and equity awards are both determined based on corporate and personal performance. Accordingly, we view both cash and equity awards as performance-based elements of our executive compensation program.

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EXECUTIVE COMPENSATION

Because our Co-Chief Executive Officers have greater responsibilities than our other named executive officers and because they are ultimately responsible for the Company’s strategic direction and overall results, our pay-for-performance approach provides for a larger portion of our Co-Chief Executive Officers’ total compensation to be “at-risk” in the form of performance-based awards. In addition, the Co-Chief Executive Officers received a higher percentage of their incentive compensation in the form of cash, given their significant holdings in our common stock.

The following charts reflects the mix of fixed versus performance-based compensation, as well as a breakdown of performance-based compensation, for the Co-Chief Executive Officers and our other named executive officers for fiscal 2013 performance.

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EXECUTIVE COMPENSATION

The Compensation Committee believes that the Co-Chief Executive Officers should be more accountable for overall corporate performance than the other named executive officers and, as a result, the relative weighting of corporate performance was higher for the Co-Chief Executive Officers. The chart below sets forth the relative weighting of the corporate and personal performance components for fiscal 2013. See “— Fiscal 2014 Executive Compensation” for a description of changes made by the Compensation Committee with respect to the impact of corporate and personal performance components on incentive compensation for fiscal 2014.

Percentage of Incentive Compensation Tied to Corporate

and Personal Objectives

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Corporate Performance Objectives

Corporate performance for fiscal 2013 was measured based on four separate objectives, which were derived from the Company’s 2013 business plan. The Compensation Committee intended for all of the corporate goals to be aggressive but achievable. The weighting of each objective was intended to emphasize areas on which our Board wanted the management team to focus its attention. Specifically, the size of the life-licensed sales force was given the highest weighting as the Compensation Committee believes that this metric ultimately drives the rest of the business, and the Compensation Committee wanted to incentivize management to focus on initiatives that would reverse the trend of a declining sales force.

Corporate Objective	Rationale	Weighting	Performance Level Payout (1)	Fiscal 2013 Result
Operating Revenue	Reflects life and securities sales as well as the performance of our insurance in force and assets under management	20%	Threshold: 85% of the Target level Target: 100% Maximum: 115% of the Target level	$1,261.2 million
Net Operating Income	Reflects the overall success of our Company, our ability to manage expenses, our business mix and our achievement of pricing objectives	25%	Threshold: 85% of the Target level Target: 100% Maximum: 115% of the Target level	$171.0 million
Operating Return on Average Equity	Reflects net operating income performance as well as the effectiveness of capital management strategies	25%	Threshold: 85% of the Target level Target: 100% Maximum: 115% of the Target level	15.0%
Size of Life-Licensed Sales Force at Year-End	Represents recruiting, licensing efficiency, turnover rates and long-term sustainability	30%	Threshold: 90% of the Target level Target: 100% Maximum: 110% of the Target level	95,566
Total Payout Factor					99.1%

(1)	For results between threshold and maximum levels, the actual payout factor is extrapolated. The Compensation Committee intentionally narrowed the payout band for the size of the life-licensed sales force metric compared to the other metrics because it believes that performance in only the narrower band would justify an incentive payout.

Personal Performance Objectives

Each named executive officer had personal performance objectives for fiscal 2013 that were approved by the Compensation Committee. These goals focused on the professional development of each named executive officer and the further improvement of efficiencies supporting the effectiveness of the organization as well as certain non-financial objectives tied to the needs of the business.

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EXECUTIVE COMPENSATION

Each of our named executive officers exhibited strong personal performance against their objectives. The Compensation Committee determined to pay our named executive officers at the following levels based on achievement of their personal performance objectives:

Name	Individual Performance Payout Factor
D. Richard Williams	100%
John A. Addison, Jr.	100%
Glenn J. Williams	125%
Gregory C. Pitts	110%
Alison S. Rand	110%
Peter W. Schneider	120%

Stockholder Engagement

In 2011, our stockholders approved a triennial Say-on-Pay vote. The Company’s most recent advisory vote on executive compensation occurred at the 2011 Annual Meeting of Stockholders. Approximately 92.5% of votes cast approved our executive compensation program as described in our 2011 proxy statement. Since then, our stockholder base has changed substantially. As a result, the Compensation Committee requested that management reach out to the Company’s top ten stockholders and begin a dialogue about our executive compensation program. For a description of changes that were made for 2014, in part as a result of these conversations, see “— Fiscal 2014 Executive Compensation.”

Tax Implications

The Compensation Committee typically structures incentive compensation in order to comply with the provisions of 162(m) of the Code. Compliance with 162(m) allows the awards to qualify as “performance-based” compensation and allows the awards granted to our named executive officers (other than Ms. Rand, our Chief Financial Officer, whose compensation is not subject to the deduction limitations of Section 162(m)) to be tax deductible by us if the compensation to any named executive officer exceeds $1 million for any fiscal year. While the Compensation Committee believes that tax deductibility of compensation is an important consideration, the ultimate goal of the Compensation Committee is to provide compensation that is in the best interests of the Company. Therefore, the Compensation Committee reserves flexibility to approve compensation arrangements that are not fully tax deductible.

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Fiscal 2013 Executive Compensation

Compensation Program Objectives

Our executive compensation program was designed to achieve four primary objectives:

Compensation Program Objective	How Objective is Achieved
Motivate and reward executives when they deliver desired business results and stockholder value	Cash and equity-based incentive awards are based on corporate and personal performance.
Align executive and stockholder interests over the long-term	Equity-based incentive awards are tied to corporate and personal performance and their value increases with stock price appreciation. Beginning with fiscal 2013 grants for fiscal 2012 performance, the Company awarded a portion of equity in non-qualified stock options to further link executive performance with stockholder interests.
Avoid pay programs that may encourage excessive or unreasonable risk-taking, misalign the timing of rewards and performance, or otherwise fail to promote the creation of long-term stockholder value	The range of performance and payout levels is linear, so that management is not encouraged to take excessive risk to reach a higher level of achievement. In addition, there is a cap for the maximum performance at each level.
Attract and retain the very best executive talent	Executives are held accountable for results and rewarded above target levels when corporate and personal goals are exceeded. When goals are not met, compensation awards are below target levels.

Compensation Elements

The elements of our executive compensation program are described below.

Element	Key Features
Base Salary	Each named executive officer’s base salary is a fixed dollar amount, as described in his or her employment agreement. The amounts were designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.
Incentive Awards

Incentive awards are granted to reward employees for achieving critical Company goals. A portion of the incentive awards are equity-based to provide incentive for long-term creation of stockholder value

•    Each named executive officer’s maximum permissible payout is equal to a designated percentage of operating income before income taxes

•    In February 2014, the Compensation Committee determined the actual award amount for fiscal 2013 performance based on the achievement of corporate and personal objectives

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Element	Key Features

•     In February 2014, approximately one-third of the equity grant value was awarded in the form of non-qualified stock options because it is true “pay for performance”: named executive officers are rewarded only if the market price of our common stock rises, and they get nothing if the price does not rise.

•     Our named executive officers are eligible for additional discretionary incentive awards paid in the form of restricted stock. In fiscal 2014, the Compensation Committee elected not to grant discretionary incentive awards.

Benefit Programs	Our named executive officers participate in the same benefit programs that are offered to other salaried employees.
Perquisites	Limited perquisites are provided to executives to enhance the personal health of our named executive officers and to encourage spousal attendance at Company events.

Elements of Compensation: Base Salary

Base salary is a fixed amount based on an individual’s skills, responsibilities and experience. At the time of our IPO in April 2010, base salaries were not differentiated among our named executive officers other than our Co-Chief Executive Officers. The Compensation Committee has not increased the salaries of our named executive officers since that time except that, effective for fiscal 2014, Mr. G. Williams annual salary was increased to reflect his increased responsibilities. See “— Fiscal 2014 Executive Compensation.”

Elements of Compensation: Incentive Awards

For fiscal 2013 performance, both cash and equity incentive awards, which combined represent the majority of the compensation paid to our named executive officers, were based on corporate and personal performance. The Company utilizes a “plan within a plan” structure. The outside plan is based on operating income before income taxes, and the Compensation Committee established a maximum permissible payout for each named executive officer that is equal to a designated percentage of operating income before income taxes2. The Compensation Committee then reviews performance against corporate and personal performance objectives to determine the actual award for each named executive officer.

[2]

Operating income before income taxes equals the income before income taxes, adjusted to exclude the impact of realized investment gains and losses, the expense associated with our IPO-related equity awards and the impact of charges recorded for the potential settlement of claims made by certain Florida Retirement System plan participants.

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A visual depiction of the incentive award formula is set forth below (with the Co-Chief Executive Officer awards for 2013 performance in italics as an example):

	x	% Attributed to Corporate Performance	x	% Achievement of Corporate Performance Objectives	=	Corporate Component of Cash Award
		75%		99.1%		$1,114,875

Target Cash Award						+	=	Actual Cash Payout
$1,500,000								$1,489,875

	x	% Attributed to Individual Performance	x	% Achievement of Individual Performance Objectives	=	Individual Component of Cash Award
		25%		100.0%		$375,000

	x	% Attributed to Corporate Performance	x	% Achievement of Corporate Performance Objectives	=	Corporate Component of Equity Award			x	66.7% paid in the form of RSUs				# of RSUs Granted
		75%		99.1%		$929,063				$827,708				20,090
Target Equity Award						+	=	Actual Payout			÷	Closing price on date of grant	=
$1,250,000								$1,241,563				$41.20
	x	% Attributed to Individual Performance	x	% Achievement of Individual Performance Objectives	=	Individual Component of Equity Award			x	33.3% paid in the form of Options			x3	to reflect the 3:1 ratio of options to RSUs	=	# of Options Granted
		25%		100.0%		$312,500				$413,854						30,135

The table below sets forth the fiscal 2013 target cash and equity award incentive payments for our named executive officers in February 2014, as well as each executive’s total target incentive award as a percentage of salary. The Compensation Committee increased the target equity awards for Messrs. G. Williams, Pitts and Schneider and Ms. Rand following a review of executive compensation at our peer companies.

Name	Annual Salary	Target Cash Award	Target Equity Award	Total Target Incentive Award	Total Target Incentive Award as a Percentage of Salary
D. Richard Williams	$750,000	$1,500,000	$1,250,000	$2,750,000	366.7%

John A. Addison, Jr.	$750,000	$1,500,000	$1,250,000	$2,750,000	366.7%

Glenn J. Williams	$450,000	$600,000	$750,000	$1,350,000	300.0%

Gregory C. Pitts	$450,000	$300,000	$500,000	$800,000	177.8%

Alison S. Rand	$450,000	$300,000	$500,000	$800,000	177.8%

Peter W. Schneider	$450,000	$600,000	$600,000	$1,200,000	266.7%

In determining the total incentive award for each named executive officer, the Compensation Committee considered corporate performance, the contribution of each named executive officer to the Company’s successes, the achievement of each named executive officer’s personal performance objectives, and the overall performance of each named executive officer.

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EXECUTIVE COMPENSATION

The table below sets forth the fiscal 2013 actual incentive payment, as well as the maximum permissible payout, for each named executive officer.

Name	Actual Cash Award	Actual Equity Award (1)	Total Incentive Award	Maximum Permissible Payout as a Percentage of Operating Income Before Income Taxes	Maximum Permissible Payout as a Dollar Amount
D. Richard Williams	$1,489,875	$1,241,562	$2,731,437	2.00%	$5,277,640
John A. Addison, Jr.	$1,489,875	$1,241,562	$2,731,437	2.00%	$5,277,640
Glenn J. Williams	$656,760	$820,950	$1,477,710	0.75%	$1,979,115
Gregory C. Pitts	$310,380	$517,300	$827,680	0.75%	$1,979,115
Alison S. Rand	$310,380	$517,300	$827,680	0.75%	$1,979,115
Peter W. Schneider	$644,760	$644,760	$1,289,520	0.75%	$1,979,115

(1)	As described under “— Elements of Compensation: Incentive Awards,” the Compensation Committee did not use an accounting valuation model to determine the number of non-qualified stock options to be issued to each named executive officer. Rather, each stock option was valued at one-third of the value of a restricted stock unit. In February 2014, this resulted in the Compensation Committee granting fewer stock options than would have been granted using a fair value determined with an accounting valuation model. For more information regarding the fair value of awards, see “— Fiscal 2013 Grants of Plan Based Awards Table — Grant Date Fair Value of Restricted Stock and Options (Column M).”

The table below sets forth the actual incentive award for each named executive officer as a percentage of target cash and target equity.

Name	Actual Incentive Award	Target Incentive Award	Actual Incentive Award as a % of Target
D. Richard Williams	$2,731,437	$2,750,000	99.32%
John A. Addison Jr.	$2,731,437	$2,750,000	99.32%
Glenn J. Williams	$1,477,710	$1,350,000	109.46%
Gregory C. Pitts	$827,680	$800,000	103.46%
Alison S. Rand	$827,680	$800,000	103.46%
Peter W. Schneider	$1,289,520	$1,200,000	107.46%

The Compensation Committee approves all stock awards to our named executive officers. The grant date is the date the awards are approved by the Compensation Committee. We do not coordinate equity grants with the release of material information. Further, we do not accelerate or delay equity grants in response to material information, nor does the Company delay the release of material information for any reason related to the granting of equity awards.

Elements of Compensation: Benefits

As with other employees, our named executive officers are eligible to participate in our employee health benefit programs, including health and dental insurance plans and a life insurance program, on the same terms as regular employees. In addition, all employees receive dividends on unvested restricted stock, and regular employees are entitled to a Company match of employee contributions to our 401(k) plan.

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Elements of Compensation: Perquisites

The Compensation Committee provides only limited perquisites to our named executive officers. In fiscal 2013, those perquisites consisted of executive physicals and spousal travel.

Comparison of Compensation Policies and Programs for Our Co-Chief Executive Officers and Our Other Named Executive Officers

Our compensation policies are similar for all of our named executive officers except as described below. The Co-Chief Executive Officer employment agreements differ slightly from the employment agreements for our other named executive officers because the Compensation Committee wanted to ensure that our Co-Chief Executive Officers were committed to remain with the Company for a significant period of time following our IPO.

Item	Co-Chief Executive Officers	Other Named Executive Officers
Term of Employment Agreements	Five-year term, expiring on August 19, 2015 followed by annual auto-renewals	Three-year initial term; amended in February 2013 to begin annual auto-renewals on June 1, 2014
Annual Base Salary	Subject to annual review and may be increased but not decreased	Subject to annual review beginning in February 2014 and may be increased or decreased as a result of such review
Target Cash Incentive Award	200% of annual base salary	Specified annually by the Compensation Committee
Severance Benefits for Termination Without Cause or by the Executive for Good Reason	200% of the sum of annual base salary and target bonus	100% of the sum of annual base salary and target bonus
Severance Benefits for Termination Without Cause Following a Change of Control	300% of the sum of annual base salary and target bonus	150% of the sum of annual base salary and target bonus
Medical Benefits — COBRA	Entitled to COBRA benefits for 18 months after termination by the Company for cause or without good reason or due to nonrenewal of employment agreement	None
Medical Benefits — Lifetime	Along with spouses and dependents, entitled to lifetime participation in the Company’s medical benefits at their own expense	None

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The Compensation Setting Process

Tally Sheets

The Compensation Committee reviews executive officer tally sheets at least annually to see the evolution of each named executive officer’s compensation over time. These tally sheets set forth all components of compensation, a summary of the equity granted to each named executive officer since our IPO and the value of such holdings under various assumed share prices, as well as the value of benefit plans and programs and perquisites. The tally sheets also set forth the estimated value that each of our named executive officers would realize upon separation from the Company under various scenarios, including voluntary termination of employment with and without good reason, involuntary termination of employment with and without cause, termination of employment in connection with a change of control, and death or disability.

Use of a Peer Group

The Compensation Committee reviews peer analyses as part of its process of evaluating and setting compensation for our named executive officers. The Compensation Committee does not seek to benchmark or set compensation at any specific level relative to the peer data. Instead, the Compensation Committee uses this information primarily as background with respect to compensation plan design decisions and as a general reference point for pay levels.

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In selecting peer companies, the Compensation Committee sought companies operating in similar industries (life insurance, financial services and direct marketing), with a similar business model (target customer, independent sales force and profitability) and similar size (revenue and market capitalization). This approach reflects the uniqueness and complexity of Primerica’s product and service mix, as opposed to focusing on a more narrow view of Primerica as a traditional life insurance company. Because of the unique nature of our business model, not all selected peer companies fit all identified criteria. The following peer group for fiscal 2013 executive compensation was unchanged from that used in assessing fiscal 2012 executive compensation:

Name of Peer Company	Fiscal Year 2012 Revenue	Fiscal Year 2012 Net Income	Industry
	(in millions)
Ameriprise Financial Inc.	$10,263	$1,031	Life & Health Insurance
Herbalife Ltd.	$4,072	$464	Direct Marketing — Personal Products
Raymond James Financial Inc.	$3,898	$296	Investment Banking & Brokerage
LPL Financial Holdings Inc.	$3,661	$152	Investment Banking & Brokerage
Torchmark Corp.	$3,594	$529	Life & Health Insurance
Protective Life Corp.	$3,585	$302	Life & Health Insurance
Tupperware Brands Corp.	$2,584	$193	Direct Marketing — Housewares & Specialties
Nu Skin Enterprises Inc.	$2,170	$222	Direct Marketing — Personal Products
Symetra Financial Corp.	$2,101	$205	Life & Health Insurance
Stifel Financial Corp.	$1,646	$139	Investment Banking & Brokerage
American Equity Investment Life Holding Co.	$1,589	$58	Life & Health Insurance
Primerica Inc.	$1,191	$174	Financial Services
Waddell & Reed Financial Inc.	$1,184	$193	Asset Management & Custody Banks
FBL Financial Group Inc.	$656	$83	Life & Health Insurance

In fiscal 2013, the Compensation Committee completed a peer group compensation analysis based on individual executive comparisons. Based on the peer group assessment, the Compensation Committee concluded that the target pay opportunities for our named executive officers other than the Co-Chief Executive Officers were below the peer group median and that the target pay mix between fixed and variable pay for the Company was more heavily weighted towards fixed pay. The analysis also compared the Company’s cash and equity incentive plan with those of the peer companies, which revealed that the Company’s programs were generally consistent with peer companies but that the Company’s program included a lower maximum award opportunity as a percent of target based on corporate performance objectives (150% compared to 200% for many peers). The Compensation Committee considered these analyses and findings as part of its overall decision-making process regarding fiscal 2013 executive compensation and made certain changes

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EXECUTIVE COMPENSATION

described elsewhere in this Proxy Statement. See “Compensation Discussion and Analysis (“CD&A”) — Executive Summary — Changes to Fiscal 2013 Executive Compensation” and “— Fiscal 2014 Executive Compensation.”

Compensation Consultant

The Compensation Committee retained Pearl Meyer as its independent compensation consultant for fiscal 2013. Pearl Meyer reviewed management recommendations regarding compensation programs, provided competitive market data and information regarding peer companies, assessed proposed plan designs, provided periodic updates on trends and developments in executive compensation and made recommendations with respect to executive compensation. Pearl Meyer does not provide services to management or the Company, but management works closely with Pearl Meyer as requested by and on behalf of the Compensation Committee.

In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and Pearl Meyer (or any individuals working on the Company’s account on Pearl Meyer’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Pearl Meyer:

(a)	During fiscal 2013, Pearl Meyer provided no services to and received no fees from the Company other than in connection with the engagement;

(b)	The amount of fees paid or payable by the Company to Pearl Meyer in respect of the engagement represented (or are reasonably certain to represent) less than 0.5% of Pearl Meyer’s total revenue for fiscal 2013;

(c)	Pearl Meyer has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(d)	There are no business or personal relationships between Pearl Meyer or any of the individuals on the team working with the Company, on the one hand, and any member of the Compensation Committee other than in respect of the engagement, on the other;

(e)	There are no business or personal relationships between Pearl Meyer or any of the individuals on the team working with the Company, on the one hand, and any executive officer of the Company other than in respect of the engagement, on the other; and

(f)	Neither Pearl Meyer nor any of the individuals on the team working with the Company owns our common stock.

Management’s Role in Setting Executive Compensation

Our Co-Chief Executive Officers participate in setting the compensation of our other named executive officers through their recommendations to the Compensation Committee. Our other named executive officers do not directly participate in determining their compensation. For our named executive officers other than our Co-Chief Executive Officers, our Co-Chief Executive Officers made recommendations for each individual’s compensation package to the Compensation Committee. In making these recommendations, our Co-Chief Executive Officers considered the individual’s performance and past contributions to the Company, the potential future contribution of the individual to the Company and achievement of the Company’s business and financial goals, including the potential for the individual to make even greater contributions to the Company in the future than he or she has in the past, the risk that the individual may be recruited by a competitor and market compensation data. The Compensation Committee then discussed these recommendations with our Co-Chief Executive Officers. The Compensation Committee further reviewed and discussed these recommendations in executive sessions, and as part of these

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discussions, the Compensation Committee discussed the proposed compensation and retention programs with its independent compensation consultant.

Fiscal 2014 Executive Compensation

Since the end of fiscal 2013, the Compensation Committee has determined the extent to which the Company achieved the fiscal 2013 performance objectives required to earn cash and equity incentive awards. Based in part on the stockholder engagement initiatives in late 2013, the peer review completed in fiscal 2013 and the Company’s performance in fiscal 2013 and outlook for fiscal 2014, the Compensation Committee approved the following actions for fiscal 2014:

•	Increased Mr. G. Williams’ annual base salary from $450,000 to $550,000 to reflect his increased responsibilities;

•

Separated the total variable pay program into short-term and long-term incentive programs in order to more directly motivate and reward short-term performance with the short-term incentive program and long-term performance with the long-term incentive program. Specifically, (i) the short-term (cash) incentive payout will be determined solely based on the achievement of corporate performance objectives and (ii) the long-term (equity) incentive payout will be determined solely based on the achievement of individual performance objectives, which will have a long-term component and will be limited to payout at a range of between 90% and 125% of the target amount; and

•	Increased the maximum earning opportunity based on corporate performance objectives from 150% of target to 200% of target to more closely align with market practices.

Post-Termination Compensation

The Company has no executive deferred compensation plan or defined pension plan and has no agreements that trigger payouts solely due to a change in control of the Company. The Compensation Committee has approved employment agreements with each named executive officer that provide for severance and change of control benefits if the named executive officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause or leaving employment for good reason. Upon a change of control of the Company, certain situations may enable each named executive officer to terminate his or her employment for good reason. Additional information regarding the employment agreements is found under “— Employment Agreements with Named Executive Officers” below, and a quantification of benefits that would have been received by our named executive officers had termination occurred on December 31, 2013 is found under “— Potential Payments and Other Benefits Upon Termination or Change of Control.”

The Compensation Committee believes that these severance and change of control benefits are an important part of a competitive overall compensation arrangement for our named executive officers and are consistent with the objective of attracting, motivating and retaining highly talented executives. The Compensation Committee also believes that change of control benefits will help to secure the continued employment and dedication of our named executive officers, mitigate concern that they might have regarding their continued employment prior to or following a change of control, and encourage independence and objectivity when considering possible transactions that may be in the best interests of our stockholders but may possibly result in the termination of their employment. Finally, the Compensation Committee believes that post-termination non-disclosure, non-competition and non-solicitation covenants to which our named executive officers have agreed in consideration for the Company providing these severance and change of control benefits are highly beneficial to the Company.

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Compensation Policies

Compensation Clawbacks

The Primerica, Inc. Amended and Restated 2010 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) provides that the Compensation Committee may require the reimbursement of cash or forfeiture of equity awards if it determines that an award that was granted, vested or paid based on the achievement of performance criteria would have not been granted, vested or paid absent fraud or misconduct, an event giving rise to a restatement of the Company’s financial statements or a significant write-off not in the ordinary course affecting the Company’s financial statements. The clawback language will be expanded to the extent required by the SEC in a manner consistent with rules expected to be adopted in connection with the Dodd-Frank Act.

Stock Ownership

Stock Ownership and Stock Retention Guidelines

We have the following stock ownership guidelines in place for our named executive officers:

Co-Chief Executive Officers	5 times base salary
Other Named Executive Officers	2.5 times base salary

In determining compliance with these guidelines, stock ownership includes shares beneficially owned by the participant (or by immediate family members) and unvested restricted stock and restricted stock units. The participants have until the later of April 1, 2015 or five years from the date of their appointment or election to achieve the targeted level of stock ownership. Until the ownership guidelines are satisfied, our named executive officers are required to hold 75% of the net shares (after satisfying withholding for taxes) of awards from the Company’s equity-based incentive compensation program. To monitor compliance with these guidelines, the Compensation Committee annually reviews the stock ownership of our named executive officers. As of December 31, 2013, all of our named executive officers satisfied the stock ownership guidelines and, therefore, were not subject to additional holding periods.

Hedging, Pledging and Insider Trading Policy

Our insider trading policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our common stock. We also prohibit officers and directors from pledging Primerica securities as collateral for loans. In addition, we prohibit our officers, directors and employees from purchasing or selling Primerica securities while in possession of material, non-public information, or otherwise using such information for their personal benefit.

Pre-Set Trading Plans

Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act so that they can prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates. During 2013, each of our named executive officers was a party to a Rule 10b5-1 trading plan that provided for the sale of shares at certain designated prices or on certain designated dates. The purpose of such plans is to enable our named executive officers to recognize the value of their compensation and diversify their holdings of our common stock during periods in which they would otherwise be unable to buy or sell such stock because important information about Primerica had not been publicly released.

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Equity Awards to Sales Representatives

The Compensation Committee approves widespread performance-based grants to members of the sales force, who are independent contractors of the Company. The sales force awards are determined based on specific formulas that are intended to drive performance. The following chart details all equity awards, including awards to our sales force, granted by the Compensation Committee in fiscal 2013.

Number of Equity Awards	Type of Equity Award	Recipient Group
521,232	Restricted Stock Units	Sales Force
214,396	Restricted Shares/Restricted Stock Units	Management Employees, Other Than Named Executive Officers
89,480	Restricted Shares	Named Executive Officers
134,222	Non-Qualified Stock Options	Named Executive Officers
17,037 (1)	Restricted Stock Units/Deferred Stock Units	Board of Directors

(1)	Excludes deferred stock units granted in lieu of the cash retainer or pursuant to dividend reinvestment.

Risks Related to Compensation Policies and Practices

The Company has in place a risk management discipline that is designed to capture, monitor and control the risks created by its business activities, and the Compensation Committee considers risk in developing the compensation policies and practices for all employees, including our named executive officers. Although our compensation programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business.

These factors include:

•	oversight of programs (or components of programs) by committees of our Board, including the Compensation Committee;

•	internal controls that are designed to keep our financial and operating results from being susceptible to manipulation by any employee, including our named executive officers;

•	discretion provided to our Board and the Compensation Committee to set targets, monitor performance and determine final payouts;

•

oversight of Company activities by a broad-based group of functions within the organization, including Human Resources, Finance, and Legal and at multiple levels within the organization (both corporate and business unit/region);

•	a mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and stock-based compensation;

•	caps on the maximum incentive payouts available to our named executive officers;

•	incentives focused primarily on the use of reportable and broad-based financial metrics, with no one factor receiving an excessive weighting;

•	service-based vesting conditions with respect to equity awards;

•	clawback provisions in the Omnibus Incentive Plan; and

•	the significant long-term ownership interests in the Company held by certain of our key executive officers.

The Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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Executive Compensation Tables

Summary Compensation Table

The following table describes total compensation earned during fiscal 2013, fiscal 2012 and the year ended December 31, 2011 (“fiscal 2011”) for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(A)	(B)	(C)	(D)	(E)		(F)		(G)		(H)		(I)		(J)
D. Richard Williams	2013	$750,000	—	$860,812	(1)	$333,988	(2)	$1,489,875	(3)	$15,728	(4)	$63,489	(5)	$3,513,892
Chairman of the Board and	2012	$750,000	—	$1,245,294	(6)	—		$1,549,500	(7)	$18,034	(4)	$80,795		$3,643,623
Co-Chief Executive Officer	2011	$750,000	—	$449,978	(8)(9)	—		$1,494,375	(10)	$17,560	(4)	$58,182		$2,770,095
John A. Addison, Jr.	2013	$750,000	—	$860,812	(1)	$333,988	(2)	$1,489,875	(3)	—		$63,594	(5)	$3,498,269
Chairman of Primerica	2012	$750,000	—	$1,245,294	(6)	—		$1,549,500	(7)	$10,618	(4)	$87,429		$3,642,841
Distribution and Co-Chief Executive Officer	2011	$750,000	—	$449,978	(8)(9)	—		$1,494,375	(10)	$35,856	(4)	$55,993		$2,786,202

Glenn J. Williams	2013	$450,000	—	$319,905	(1)	$124,119	(2)	$656,760	(3)	$2,605	(4)	$31,688	(5)	$1,585,077
President	2012	$450,000	—	$448,633	(6)	—		$639,840	(7)	$2,952	(4)	$33,216		$1,574,641
	2011	$450,000	—	$449,978	(9)	—		$408,770	(10)	$2,879	(4)	$24,758		$1,336,385
Gregory C. Pitts	2013	$450,000	—	$273,961	(1)	$106,293	(2)	$310,380	(3)	—		$30,518	(5)	$1,171,152
Executive Vice President and	2012	$450,000	—	$398,776	(6)	—		$308,211	(7)	—		$30,849		$1,187,836
Chief Operating Officer	2011	$450,000	—	$399,977	(9)	—		$249,250	(10)	—		$26,043		$1,125,270
Alison S. Rand	2013	$450,000	—	$284,338	(1)	$110,328	(2)	$310,380	(3)	—		$27,276	(5)	$1,182,322
Executive Vice President and	2012	$450,000	—	$398,776	(6)	—		$319,920	(7)	$17,614	(4)	$27,741		$1,214,051
Chief Financial Officer	2011	$450,000	—	$399,977	(9)	—		$299,100	(10)	$2,942	(4)	$22,983		$1,175,002
Peter W. Schneider	2013	$450,000	—	$319,905	(1)	$124,119	(2)	$644,760	(3)	$3,208	(4)	$30,390	(5)	$1,572,382
Executive Vice President, General	2012	$450,000	—	$448,633	(6)	—		$639,840	(7)	$3,679	(4)	$32,543		$1,574,695
Counsel, Corporate Secretary and Chief Administrative Officer	2011	$450,000	—	$449,978	(9)	—		$598,200	(10)	$3,581	(4)	$27,505		$1,529,264

(1)	Represents restricted shares granted in February 2013 for performance in fiscal 2012. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	Represents non-qualified stock options granted in February 2013 for performance in fiscal 2012. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Represents incentive awards paid in cash in February 2014 for performance in fiscal 2013.
(4)	Represents the positive changes in the present value of the pension benefits for each named executive officer under The Citigroup Pension Plan and The Travelers Retirement Benefits Equalization Plan (the “Travelers Nonqualified Plan”). The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0.
(5)	Represents dividends paid on unvested restricted stock, the 401(k) plan matching contribution for the 2013 plan year, executive healthcare benefits and spousal travel. No perquisites or personal benefits for any named executive officer exceeded the greater of $25,000 or 10% of the total, except that Messrs. R. Williams and Addison each received dividends on unvested restricted shares in the amount of $49,887.
(6)	Represents restricted shares granted in February 2012 for performance in fiscal 2011. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2012 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
(7)	Represents incentive awards paid in cash in March 2013 for performance in fiscal 2012.
(8)	Messrs. R. Williams and Addison would each have been awarded $1,250,000 in restricted stock awards in 2011, but they requested that the Compensation Committee reallocate $1,500,000 of their awards to create an additional equity award pool for grants of restricted stock units to sales representatives.
(9)	Represents restricted shares granted in February 2011 for performance in fiscal 2010. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2011 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.
(10)	Represents incentive awards paid in cash in March 2012 for performance in fiscal 2011.

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Salary (Column C)

These amounts reflect base salary earned by our named executive officers. Base salary for our named executive officers in fiscal 2013 was unchanged from fiscal 2012. See “— Compensation Discussion and Analysis (“CD&A”) — Fiscal 2013 Executive Compensation — Compensation Elements.”

Bonus (Column D)

Primerica did not award any non-incentive cash compensation (other than salary) to our named executive officers in fiscal 2013, fiscal 2012 or fiscal 2011.

Stock Awards (Column E)

The dollar amounts for the awards represent the grant date fair value computed in accordance with GAAP and will vary from the actual amount ultimately realized by our named executive officers. We are required by the SEC to disclose this amount; it is not the value that the Compensation Committee considered when they determined the size of the awards. The ultimate value of the award will depend on the price of our common stock on the date that the award vests. Details about fiscal 2013 awards are included in the Grant of Plan-Based Awards Table. All stock awards vest in equal annual installments over three years.

Option Awards (Column F)

Primerica did not award any stock options to our named executive officers in fiscal 2012 or fiscal 2011. In fiscal 2013, approximately one-third of the equity award value was granted in the form of non-qualified stock options. The dollar amounts for the awards represent the grant date fair value computed in accordance with GAAP and will vary from the actual amount ultimately realized by our named executive officers. We are required by the SEC to disclose this amount; it is not the value that the Compensation Committee considered when they determined the size of the awards. All stock options vest in equal annual installments over three years.

Non-Equity Incentive Plan Compensation (Column G)

These amounts (i) reflect non-equity incentive plan compensation awards, which were earned by our named executive officers under the Omnibus Incentive Plan based on corporate and personal performance during fiscal 2013, fiscal 2012 and fiscal 2011 and (ii) were approved by the Compensation Committee in February 2014, 2013 and 2012, respectively.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

These amounts are the positive changes in the present value of the pension benefits for each named executive officer under The Citigroup Pension Plan and the Travelers Nonqualified Plan. These benefits are all provided under Citigroup plans; Primerica does not have a pension plan or a deferred compensation plan.

All Other Compensation (Column I)

These amounts reflect the combined value of each named executive officer’s perquisites, personal benefits and compensation that is not otherwise reflected in the table.

Fiscal 2013 Grants of Plan-Based Awards Table

The following table provides information about each grant of plan-based awards made to our named executive officers during fiscal 2013.

Each of the incentive awards granted by Primerica during fiscal 2013 and reported in the below table was granted under, and is subject to the terms of, the Omnibus Incentive Plan. The Omnibus Incentive Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the Omnibus Incentive Plan and make all required determinations under the Omnibus Incentive Plan. Awards granted under the Omnibus Incentive Plan

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are transferable to trusts established solely for the benefit of the grantee’s family members or to a beneficiary of a named executive officer upon his or her death.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Maximum Based on 162(m) Bonus Pool (3)	All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)	(M)
D. Richard Williams	(6)	$750,000	$1,500,000	$2,193,750	N/A	$1,250,000	$1,828,125	$5,277,640
	02/20/13								26,381	39,572	$32.63	$1,194,800
John A. Addison, Jr.	(6)	$750,000	$1,500,000	$2,193,750	N/A	$1,250,000	$1,828,125	$5,277,640
	02/20/13								26,381	39,572	$32.63	$1,194,800
Glenn J. Williams	(6)	N/A	$600,000	$864,000	N/A	$750,000	$1,080,000	$1,979,115
	02/20/13								9,804	14,706	$32.63	$444,023
Gregory C. Pitts	(6)	N/A	$300,000	$432,000	N/A	$500,000	$720,000	$1,979,115
	02/20/13								8,396	12,594	$32.63	$380,255
Alison S. Rand	(6)	N/A	$300,000	$432,000	N/A	$500,000	$720,000	$1,979,115
	02/20/13								8,714	13,072	$32.63	$394,666
Peter W. Schneider	(6)	N/A	$600,000	$864,000	N/A	$600,000	$864,000	$1,979,115
	02/20/13								9,804	14,706	$32.63	$444,023

(1)	Represents total incentive award amounts for each named executive officer for performance in fiscal 2013, which were paid in February 2014.
(2)	The cash incentive award and the number of restricted stock units and non-qualified stock options awarded to each named executive officer under the incentive compensation plan in February 2014 for performance in fiscal 2013, as well as the grant date fair value of such awards, are set forth below:

Fiscal 2014 Grants for Fiscal 2013 Performance

	Cash Incentive Award	Stock Incentive Award			Total Incentive Award
		Number of RSUs Awarded (a)	Number of Stock Options Awarded (b)	Total Equity Award Value
D. Richard Williams	$1,489,875	20,090	30,135	$1,205,601	$2,695,476
John A. Addison, Jr.	$1,489,875	20,090	30,135	$1,205,601	$2,695,476
Glenn J. Williams	$656,760	11,955	23,911	$792,390	$1,449,150
Gregory C. Pitts	$310,380	9,207	10,044	$505,280	$815,660
Alison S. Rand	$310,380	9,207	10,044	$505,280	$815,660
Peter W. Schneider	$644,760	11,737	11,737	$630,746	$1,275,506

(a)	The number of restricted stock unit awarded was based on the award value, as determined by the Compensation Committee, divided by $41.20, which was the closing price of our common stock on the trading day immediately preceding the grant date.
(b)	The Committee determined that the value of each stock option is approximately one-third of the value of a restricted stock unit. Therefore, the number of stock options awarded was based on the aggregate award value, as determined by the Compensation Committee, divided by $41.20, which was the closing price of our common stock on the trading day immediately preceding the grant date, multiplied by three. For more information regarding fair value of awards, see “— Fiscal 2013 Grants of Plan Based Awards Table — Grant Date Fair Value of Restricted Stock and Options (Column M).”

(3)	Represents a designated percentage of operating income before income taxes for fiscal 2013, which was equal to $263.9 million. “Operating income before income taxes” is defined as Primerica’s income before income taxes, adjusted to exclude the impact of realized investment gains and losses and the expense associated with our IPO-related equity awards. The maximum permissible payout was determined in the aggregate only and it is not broken down between the cash and equity components.

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(4)	Represents restricted shares granted under the incentive compensation plan in February 2013 for performance in fiscal 2012. The right to receive these shares was disclosed as an estimated future payout in our 2013 proxy statement.
(5)	Represents non-qualified stock options granted under the incentive compensation plan in February 2013 for performance in fiscal 2012. The right to receive these options was disclosed as an estimated future payout in our 2013 proxy statement.
(6)	The Compensation Committee approved the 2013 incentive compensation program on February 20, 2013. Grants under the program were made on February 11, 2014.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D and E)

These amounts reflect the annual incentive compensation amounts that could have been earned during fiscal 2013 based upon the achievement of performance goals under the Omnibus Incentive Plan. The threshold and target amounts for our Co-Chief Executive Officers represent 100% and 200% of annual base salary, respectively. Although the maximum permissible incentive compensation payout was equal to a designated percentage of operating income before income taxes (See Column I), the Compensation Committee determined the actual award based on achievement of corporate and personal performance objectives. The 2013 incentive program provided for a maximum payout of 150% of target for corporate performance and 135% of target for individual performance, adjusted for the relative weighting of each such component.

The annual cash incentive compensation earned in fiscal 2013 by our named executive officers was approved by the Compensation Committee and paid in February 2014. These amounts are reflected in column (G) of the Summary Compensation Table. The terms of these awards are described under “Compensation Discussion and Analysis (“CD&A”) — Fiscal 2013 Executive Compensation — Compensation Elements.”

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns F, G and H)

The target equity incentive award represents an amount designated by the Compensation Committee at the beginning of fiscal 2013 and modified based on a peer analysis conducted later in the year. Although the maximum permissible incentive compensation payout was equal to a designated percentage of operating income before income taxes (see Column I), the Compensation Committee determined the actual award based on achievement of corporate and personal performance objectives. The incentive program provided for a maximum payout of 150% of target for corporate performance and 135% of target for individual performance, adjusted for the relative weighting of each such component.

Maximum Based on 162(m) Bonus Pool (Column I)

The overall maximum incentive award, which is equal to a specified percentage of operating income before income taxes, reflects an aggregate maximum for cash incentive and stock-based incentive awards.

All Other Stock Awards (Column J)

This column represents restricted stock awards granted in 2013 for fiscal 2012 performance. The restrictions on these restricted stock awards lapse in equal installments on March 1 of the subsequent three years. Further, the restrictions on the restricted stock awards lapse automatically upon the death of the grantee. Upon disability of the grantee, the restricted stock continues to vest for 12 months and, if the grantee remains on approved disability leave, then the unvested portion vests as of the first anniversary of the commencement of such disability leave. Holders of restricted stock have the right to vote and dividend rights, but do not have the right to dispose of their restricted stock awards.

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All Other Option Awards (Column K)

This column represents stock options granted in 2013 for fiscal 2012 performance. The restrictions on all non-qualified stock options lapse in equal installments on March 1 of the subsequent three years. Further, the restrictions on the options lapse automatically upon the death of the grantee. Upon disability of the grantee, the options continue to vest for 12 months and, if the grantee remains on approved disability leave, then the unvested portion vests as of the first anniversary of the commencement of such disability leave.

Exercise or Base Price of Option Awards (Column L)

The exercise price is equal to the closing price of our common stock on the trading day immediately preceding the grant date.

Grant Date Fair Value of Restricted Stock and Options (Column M)

As required by the SEC, the grant date fair value of restricted shares in this table is equal to the number of restricted shares awarded multiplied by the closing price of our common stock on the trading day immediately preceding the grant date. The grant date fair value of stock options in the table was estimated on the date of grant using the Black-Scholes option-pricing model. All inputs into the Black-Scholes model were estimates made at the time of grant and determined in accordance with the guidance prescribed by Accounting Standards Codification paragraphs 718-55-21 through 718-55-26.

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Outstanding Equity Awards at Fiscal Year-End Table

Primerica Awards

The following table sets forth information regarding Primerica equity awards outstanding as of December 31, 2013, based on the closing price of our common stock on that date of $42.91 per share.

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name		Exercisable	Unexercisable
D. Richard Williams	02/22/11	—	—		—	—	6,460	(1)	$277,199
	02/21/12	—	—		—	—	32,621	(2)	$1,399,767
	02/20/13	—	39,572	(3)	$32.63	2/20/2023	26,381	(3)	$1,132,009

							65,462		$2,808,974
John A. Addison, Jr.	02/22/11	—	—		—	—	6,460	(1)	$277,199
	02/21/12	—	—		—	—	32,621	(2)	$1,399,767
	02/20/13	—	39,572	(3)	$32.63	2/20/2023	26,381	(3)	$1,132,009

							65,462		$2,808,974
Glenn J. Williams	02/22/11	—	—		—	—	5,814	(1)	$249,479
	02/21/12	—	—		—	—	11,752	(2)	$504,278
	02/20/13	—	14,706	(3)	$32.63	2/20/2023	9,804	(3)	$420,690

							27,370		$1,174,447
Gregory C. Pitts	02/22/11	—	—		—	—	5,168	(1)	$221,759
	02/21/12	—	—		—	—	10,446	(2)	$448,238
	02/20/13	—	12,594	(3)	$32.63	2/20/2023	8,396	(3)	$360,272

							24,010		$1,030,269
Alison S. Rand	02/22/11	—	—		—	—	5,168	(1)	$221,759
	02/21/12	—	—		—	—	10,446	(2)	$448,238
	02/20/13	—	13,072	(3)	$32.63	2/20/2023	8,714	(3)	$373,918

							24,328		$1,043,914
Peter W. Schneider	02/22/11	—	—		—	—	5,814	(1)	$249,479
	02/21/12	—	—		—	—	11,752	(2)	$504,278
	02/20/13	—	14,706	(3)	$32.63	2/20/2023	9,804	(3)	$420,690

							27,370		$1,174,447

(1)	Vests on February 22, 2014.
(2)	Vests in equal installments on February 21, 2014 and February 21, 2015.
(3)	Vests in three equal annual installments beginning on March 1, 2014.

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Citigroup Awards

The following table sets forth information regarding Citigroup equity awards outstanding as of December 31, 2013. All share numbers and exercise prices reflect a 10-for-1 reverse stock split effected on May 9, 2011.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (1) (#)	Option Exercise Price ($)	Option Expiration Date
Glenn J. Williams	10/29/2009	4,261	$40.80	10/29/2015
Gregory C. Pitts	10/29/2009	4,488	$40.80	10/29/2015
Peter W. Schneider	10/29/2009	8,114	$40.80	10/29/2015

(1)	The options were scheduled to vest in three equal annual installments beginning on October 29, 2010, but vesting was accelerated to April 15, 2010 in connection with our IPO. The closing price of Citigroup’s common stock on December 31, 2013 on the NYSE was $52.11 per share.

Fiscal 2013 Option Exercises and Stock Vested Table

This table shows restricted stock held by our named executive officers for which restrictions lapsed during fiscal 2013. The dollar values shown in this table reflect the value realized on the vesting date, which differ from the grant date fair value disclosed elsewhere in this Proxy Statement.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
D. Richard Williams	214,437	$7,014,196
John A. Addison, Jr.	214,437	$7,014,196
Glenn J. Williams	50,024	$1,631,436
Gregory C. Pitts	40,391	$1,316,594
Alison S. Rand	43,725	$1,425,883
Peter W. Schneider	50,024	$1,631,436

(1)	Includes shares that were withheld for the payment of taxes due upon the vesting of the restricted stock awards.
(2)	Represents the number of shares of our common stock acquired on the vesting dates of February 21, 2013, February 22, 2013 and April 1, 2013, multiplied by the closing stock price of our common stock of $32.19, $31.94 and $32.78 per share, respectively, on the previous trading day or, if not a trading day, the next trading day prior to that date.

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Pension Plan Table

The following table sets forth information for each of our named executive officers who participates in a plan that provides for payments or other benefits at, following, or in connection with retirement. These benefits are all provided under Citigroup plans, and Citigroup provided the plan descriptions. Primerica does not have a pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
D. Richard Williams	The Citigroup Pension Plan	28.42	$271,451	$—
	Travelers Nonqualified Plan	22.42	$151,563	$—
John A. Addison, Jr.	Travelers Nonqualified Plan	19.08	$69,711	$4,433
Glenn J. Williams	The Citigroup Pension Plan	8.00	$64,019	$—
	Travelers Nonqualified Plan	2.00	$5,603	$—
Peter W. Schneider	The Citigroup Pension Plan	7.50	$75,179	$—
	Travelers Nonqualified Plan	1.50	$11,112	$—

(1)	The material assumptions used in determining the present value of the plan benefits are (a) a discount rate of 4.75%, and (b) an interest credit rate on cash balance plan benefits of 3.75%.

The Citigroup Pension Plan

The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all U.S. employees of Citigroup, including Primerica’s employees through April 7, 2010, the closing date of our IPO. Effective January 1, 2002, this plan adopted a single cash balance benefit formula for most of the covered population, including our named executive officers. This benefit is expressed in the form of a hypothetical account balance. Benefit credits accrued annually at a rate between 1.5% and 6% of eligible compensation; the rate increased with age and service. Interest credits are applied annually to the prior year’s balance, and are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Employees became eligible to participate in The Citigroup Pension Plan after one year of service, and benefits generally vested after three years of service. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members, and effective December 31, 2007, future cash balance plan accruals ceased. All of our named executive officers were eligible for benefit accruals under this plan and continue to earn interest credits, like other participants.

Eligible compensation generally includes base salary and wages, plus shift differential and overtime (including any before-tax contributions to a 401(k) plan or other benefit plans), incentive awards paid in cash during such year, including any amount payable for such year, but deferred under a deferred compensation agreement, commissions paid during such year, any incentive bonus or commission granted during such year in the form of restricted stock or stock options under The Citigroup Capital Accumulation Plan, but excluding compensation payable after termination of employment, sign-on and retention bonuses, severance pay, cash and non-cash fringe benefits, reimbursements, tuition benefits, payment for unused vacation, any amount attributable to the exercise of a stock option, or attributable to the vesting of, or an 83(b) election with respect to, an award of restricted stock, moving expenses, welfare benefits, and payouts of deferred compensation. Annual eligible compensation was limited by Internal Revenue Service rules to $225,000 for 2007 (the final year of cash balance benefit accrual).

The normal form of benefit under The Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for unmarried participants (payable for the participant’s life only). Although the normal form of the benefit is an annuity, the hypothetical

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account balance is also payable as a single lump sum, at the election of the participant. The Citigroup Pension Plan’s normal retirement age is 65 years old. All optional forms of benefit under this formula available to our named executive officers are actuarially equivalent to the normal form of benefit. Benefits are eligible for commencement under the plan upon termination of employment at any age, so there is no separate eligibility for early retirement.

The Travelers Retirement Benefits Equalization Plan

The Travelers Nonqualified Plan, a nonqualified retirement plan, provides retirement benefits using the applicable Citigroup Pension Plan formula, but based on The Citigroup Pension Plan’s definition of (i) compensation, in excess of the Code’s qualified plan compensation limit ($170,000 for 2001), or (ii) benefits, in excess of the Code’s qualified plan benefit limit ($140,000 for 2001). In 1994, the Travelers Nonqualified Plan was amended to limit qualifying compensation under the plan to $300,000 and was further amended in 2001 to cease benefit accruals after 2001 for most participants (including our named executive officers).

All other terms of the Travelers Nonqualified Plan are the same as under The Citigroup Pension Plan, including definitions of eligible compensation and normal retirement age. The optional forms of benefit available under the Travelers Nonqualified Plan and their equivalent values are the same as those under The Citigroup Pension Plan.

Employment Agreements with Named Executive Officers

We entered into an employment agreement with our Co-Chief Executive Officers as of August 19, 2010, and we amended and restated the employment agreements with each named executive officer other than our Co-Chief Executive Officers as of February 15, 2013. Except as otherwise indicated, each of the employment agreements contains the same material terms and conditions, which are set forth below. The terms “cause,” “good reason” and “change of control” are defined in the applicable employment agreement and are summarized under “— Potential Payments and Other Benefits Upon Termination or Change of Control.”

Positions and Employment Period

Pursuant to their respective employment agreements, Mr. R. Williams has been appointed Chairman of our Board and Mr. Addison has been appointed Chairman of Primerica Distribution, and both Messrs. R. Williams and Addison shall continue to serve as our Co-Chief Executive Officers and shall continue to be nominated to serve on our Board.

The initial term of each Co-Chief Executive Officer employment agreement ends on August 19, 2015. The term of each employment agreement with respect to each named executive officer, other than a Co-Chief Executive Officer, ends on June 1, 2014. Each employment agreement will automatically renew for successive one-year periods, unless the Company or the executive provides 90 days prior written notice that the employment agreement will not be renewed.

Base Salary

Each Co-Chief Executive Officer’s annual base salary during the period of his employment shall be no less than $750,000, subject to annual review by the Compensation Committee for increase but not decrease pursuant to its normal performance review policies for senior executives. The employment agreements provide that the annual base salary for each named executive officer, other than our Co-Chief Executive Officers, shall be $450,000, subject to annual review by the Compensation Committee pursuant to its normal performance review policies for senior executives and subject to increase or decrease as a result of such review. The Compensation Committee increased the annual base salary of Mr. G. Williams to $550,000, effective January 2014.

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EXECUTIVE COMPENSATION

Annual Cash Bonus

Each Co-Chief Executive Officer will be eligible to receive an annual cash bonus upon achieving certain performance targets that shall be established in good faith by the Compensation Committee, with the threshold and target annual cash bonus amounts being equal to 100% and 200%, respectively, of the Co-Chief Executive Officer’s annual base salary. Each named executive officer, other than our Co-Chief Executive Officers, will be eligible to receive an annual cash bonus upon achieving certain performance targets that shall be established by the Compensation Committee, with such named executive officer’s target annual cash bonus opportunity to be determined by the Compensation Committee based upon the recommendations of our Co-Chief Executive Officers. At the Compensation Committee’s discretion, the Company may pay a portion of each annual bonus for any named executive officer in the form of restricted stock or restricted stock units, subject to certain restrictions.

Long-Term Incentive Awards

Each named executive officer is eligible to receive, in the good faith discretion of the Compensation Committee, annual equity compensation awards granted pursuant to the Company’s long-term incentive compensation arrangements and, in the case of our Co-Chief Executive Officers, will have time-based vesting. Upon the termination of a Co-Chief Executive Officer’s employment (i) by the Company without cause or due to the Co-Chief Executive Officer’s disability or the Company’s nonrenewal of his employment agreement or (ii) by the Co-Chief Executive Officer for good reason or as a result of the Co-Chief Executive Officer’s death, any long-term incentive award granted to the Co-Chief Executive Officer under his employment agreement will either vest immediately or continue to vest in accordance with the award’s original vesting schedule, as determined by the Compensation Committee.

Post-Termination Payments

The material terms and conditions of the severance provisions of the employment agreements are set forth below.

For Cause or By the Named Executive Officer Without Good Reason

If a named executive officer terminates his or her employment without good reason, then the Company shall pay the named executive officer any accrued but unpaid annual base salary, any accrued but unused vacation pay, any accrued but unpaid annual bonus for the fiscal year prior to the year of termination and any amounts or benefits due to the named executive officer as of the date of his or her termination under the Company’s plans or programs (together, “Accrued Compensation”). If a named executive officer is terminated by the Company for cause, then the named executive officer shall also be entitled to receive from the Company the Accrued Compensation, except that he or she will not be entitled to his or her annual bonus for the previous fiscal year of the Company.

In addition, if a Co-Chief Executive Officer’s employment is terminated for cause or without good reason (other than as a result of the Co-Chief Executive Officer’s nonrenewal of his employment agreement), then the Company shall provide (unless the Co-Chief Executive Officer is terminated for gross misconduct) the Co-Chief Executive Officer, his spouse and his dependents with medical (including vision and dental) benefits under a Company-sponsored plan for a period of 18 months following the date of termination so long as the Co-Chief Executive Officer pays any applicable premiums and is not employed with another employer and covered by an employer-sponsored plan providing substantially equivalent medical benefits. During this 18-month period, the Company will pay to the Co-Chief Executive Officer a monthly amount equal to the premium required to be paid by the Co-Chief Executive Officer for such benefits (the “Co-CEO Extended Benefits”). Furthermore, if a Co-Chief Executive Officer terminates his employment without good

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EXECUTIVE COMPENSATION

reason after the fifth anniversary of his employment agreement, or upon written agreement between the Co-Chief Executive Officer and the Company prior to the fifth anniversary of his employment agreement, then the Co-Chief Executive Officer, his spouse at the time his employment agreement is executed (the “Covered Spouse”) and his dependents from his marriage to the Covered Spouse (collectively, the “Covered Persons”) shall be entitled to participate in the Company’s medical (including vision and dental) plans until the later of the Co-Chief Executive Officer’s death or the death of his Covered Spouse (such coverage, which in all cases is (i) subject to the Co-Chief Executive Officer or his Covered Spouse paying to the Company an amount equal to the fair market value thereof and (ii) secondary to any Medicare benefit for which the Covered Persons are eligible, is hereinafter referred to as the “Ongoing Health Coverage”).

Death or Disability.

If a named executive officer’s employment is terminated as a result of his or her death or disability, then the Company shall pay to the named executive officer or his or her estate (if termination results from the named executive officer’s death) the Accrued Compensation and a pro-rated annual bonus (based on actual performance) for the fiscal year of the termination (the “Pro-Rated Bonus”). In the case of termination of a Co-Chief Executive Officer as a result of death or disability, the Company also (i) shall provide to the Co-Chief Executive Officer the Co-CEO Extended Benefits and (ii) under certain circumstances and subject to certain restrictions, shall provide to the Co-Chief Executive Officer (if termination resulted from his disability) and the other Covered Persons the Ongoing Health Coverage. In the case of termination of any named executive officer, other than a Co-Chief Executive Officer, as a result of death or disability, the Company also shall provide to the named executive officer and his or her dependents for a period of 18 months following the date of such termination medical (including vision and dental) benefits and life insurance coverage equal to those that would have been provided to the named executive officer and to such dependents under a Company-sponsored plan if the named executive officer’s employment had not been terminated (so long as the named executive officer pays any applicable premiums and is not employed with another employer and covered by an employer-sponsored plan providing substantially equivalent medical or life insurance benefits). During this 18-month period, the Company will pay to the named executive officer a monthly amount equal to the premium required to be paid by the named executive officer for such benefits (the “NEO Extended Benefits”).

By Executive For Good Reason or by the Company Without Cause.

If a Co-Chief Executive Officer’s employment is terminated (i) by the Co-Chief Executive Officer for good reason or (ii) by the Company for any reason other than cause, death or disability, or as a result of the Company’s nonrenewal of the employment agreement, then, subject to the Co-Chief Executive Officer’s timely execution and delivery of a release of claims against the Company, the Company shall (a) pay to the Co-Chief Executive Officer the Accrued Compensation and Pro-Rated Bonus; (b) pay to the Co-Chief Executive Officer in a lump sum in cash, no later than the 60th day following his termination, an amount equal to two times the sum of the Co-Chief Executive Officer’s annual base salary and target bonus as of the date of his termination, provided that such amount shall be three times the sum of his annual base salary and target bonus as of the date of his termination in the event that his termination occurs in anticipation of or during the two-year period following a change of control; (c) provide to the Co-Chief Executive Officer the Co-CEO Extended Benefits; and (d) provide to the Co-Chief Executive Officer the Ongoing Health Coverage.

In the event an excise tax is imposed by Section 4999 of the Code prior to the third anniversary of our IPO in connection with any payment made to a Co-Chief Executive Officer

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that was contingent upon a change of control and equals or exceeds three times the average base compensation payable to the Co-Chief Executive Officer executive (referred to as a 280G payment), Messrs. R. Williams and Addison were entitled to receive a gross-up payment in order to put them in the same after-tax position that they would have been in had they not been subject to the excise tax. As of April 1, 2013, this provision ceased to apply and neither of Messrs. Williams nor Addison is entitled to a gross-up payment going forward.

If a named executive officer’s, other than the Co-Chief Executive Officer’s, employment is terminated (i) by such named executive officer for good reason or (ii) by the Company for any reason other than cause, death or disability, then, subject to the named executive officer’s timely execution and delivery of a release of claims against the Company, the Company shall (a) pay to such named executive officer Accrued Compensation and the Pro-Rated Bonus; (b) pay to such named executive officer in a lump sum in cash, no later than the 60th day following the named executive officer’s termination, an amount equal to one times the sum of the named executive officer’s annual base salary and target bonus as of the date of the named executive officer’s termination, provided that such amount shall be one and one-half times the sum of his or her annual base salary and target bonus as of the date of termination in the event that his or her termination occurs in anticipation of or during the two-year period following a change of control; and (c) provide to such named executive officer the NEO Extended Benefits.

Restrictive Covenants

Each named executive officer is prohibited from disclosing any confidential information or trade secrets of the Company during the period of his or her employment and for a two-year period following his or her termination, and the Company retains ownership of any work product and inventions developed by the named executive officer during the period of his or her employment (but each Co-Chief Executive Officer retains the right to use speeches, addresses and presentations made during such period). Additionally, during the period of the named executive officer’s employment and for an 18-month period following his or her termination, each named executive officer is prohibited from recruiting, except during the period of his or her employment in connection with satisfying his or her duties to the Company, any person who is or was at any time during the previous six months an employee or representative of the Company or any of its affiliates. Finally, each named executive officer is prohibited from competing with, or soliciting the business of any of the clients or customers (with whom the executive had material contact during the 12 months prior to termination) of, the Company during the period of his or her employment and for an 18-month period following such termination; provided, however, the 18-month non-competition period shall be reduced to nine months for a named executive officer whose employment agreement is not renewed by the Company. This restriction on competition extends to any business or entity that engages in, or is working to engage in, the network marketing of life, auto or property insurance products, mutual funds, variable annuities or securities similar to those offered by the Company, to the extent operating in the United States, Canada or any other territory in which the Company operates prior to, or on the date of, termination of the named executive officer’s employment. Notwithstanding the foregoing, being employed by, or providing services to, or holding compensatory equity of, an employer with a business that competes with the Company’s business, standing alone, does not constitute competition by a named executive officer for purposes of his or her employment agreement so long as: (i) the employer has more than one discrete and readily distinguishable part of its business and (ii) the named executive officer’s duties are not in a material manner at or involving the part of the business of the employer that competes with the Company’s business.

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Potential Payments and Other Benefits Upon Termination or Change of Control

The employment agreements include change-of-control agreements that were designed to provide protection to the named executive officers so they are not distracted by their personal, professional and financial situations at a time when Primerica needs them to remain focused on their responsibilities, which is in Primerica’s best interests and those of all its stockholders. These agreements provide for a “double-trigger” payout only in the event of a change in control and the named executive officer is either terminated from his-or-her position or moved into a position that represents a substantial change in responsibilities within a limited period of time after the transaction (these agreements do not become operative unless both events occur).

The excise tax gross-ups previously provided for our Co-Chief Executive Officers terminated in accordance with their terms on April 1, 2013.

Potential payments to our named executive officers in the event of a change of control under our existing agreements are reported below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2013. The table below does not include amounts to which our named executive officers would be entitled that are already described in the compensation tables appearing earlier in this Proxy Statement, including the value of equity awards that have already vested. The definitions of “cause,” “good reason” and “change of control” follow the table.

A =	Severance arrangement for termination without cause or for good reason
B =	Termination for cause
C =	Termination without good reason
D =	Termination without cause after a change of control
E =	Death or disability

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Name		Cash Severance	Bonus Earned as of Event Date (1)	Sec 280G Excise Tax and Related Gross-Up (2)	Total Cash Payments	Vesting of Unvested Long-Term Awards (3)	Health and Welfare Continuation (4)
D. Richard Williams	A	$4,500,000(5)	$1,489,875	—	$5,989,875	$3,215,775	$30,590
	B	—	—	—	$0	—	$30,590	(9)
	C	—	$1,489,875	—	$1,489,875	—	$30,590
	D	$6,750,000(6)	$1,489,875	—	$8,239,875	$3,215,775	$30,590
	E	—	$1,489,875	—	$1,489,875	$3,215,775	$30,590
John A. Addison, Jr.	A	$4,500,000(5)	$1,489,875	—	$5,989,875	$3,215,775	$30,590
	B	—	—	—	$0	—	$30,590	(9)
	C	—	$1,489,875	—	$1,489,875	—	$30,590
	D	$6,750,000(6)	$1,489,875	—	$8,239,875	$3,215,775	$30,590
	E	—	$1,489,875	—	$1,489,875	$3,215,775	$30,590
Glenn J. Williams	A	$1,050,000(7)	$656,760	—	$1,706,760	$1,325,624	$26,015
	B	—	—	—	$0	—	—
	C	—	$656,760	—	$656,760	—	—
	D	$1,575,000(8)	$656,760	—	$2,231,760	$1,325,624	$26,015
	E	—	$656,760	—	$656,760	$1,325,624	$26,015
Gregory C. Pitts	A	$750,000(7)	$310,380	—	$1,060,380	$1,159,735	$26,015
	B	—	—	—	$0	—	—
	C	—	$310,380	—	$310,380	—	—
	D	$1,125,000(8)	$310,380	—	$1,435,380	$1,159,735	$26,015
	E	—	$310,380	—	$310,380	$1,159,735	$26,015
Alison S. Rand	A	$750,000(7)	$310,380	—	$1,060,380	$1,178,295	$17,269
	B	—	—	—	$0	—	—
	C	—	$310,380	—	$310,380	—	—
	D	$1,125,000(8)	$310,380	—	$1,435,380	$1,178,295	$17,269
	E	—	$300,000	—	$300,000	$1,178,295	$17,269
Peter W. Schneider	A	$1,050,000(7)	$644,760	—	$1,694,760	$1,325,624	$18,043
	B	—	—	—	$0	—	—
	C	—	$644,760	—	$644,760	—	—
	D	$1,575,000(8)	$644,760	—	$2,219,760	$1,325,624	$18,043
	E	—	$644,760	—	$644,760	$1,325,624	$18,043

(1)	Our named executive officers are entitled to a pro rata share of the current fiscal year incentive awards in the event of termination without cause or after a change of control. Amounts in this table assume a termination date of December 31, 2013, and reflect cash incentive compensation earned for fiscal 2013 performance.
(2)	No named executive officer is entitled to an excise tax gross-up payment under Section 4999 of the Code.
(3)	The value of restricted shares is equal to the closing price of our common stock on December 31, 2013, multiplied by the number of restricted shares. The value of non-qualified stock options is equal to the closing price of our common stock on December 31, 2013 minus the option exercise price, multiplied by the number of stock options. On December 31, 2013, the closing price of our common stock on the NYSE was $42.91 per share. Upon termination without cause due to death or disability, or for good reason, the equity awards automatically vest in accordance with their terms.
(4)	Health and welfare benefits are continued for up to 18 months from the separation date based on current elections and plan premiums.
(5)	Cash severance is equal to 200% of the sum of current annual base salary and target bonus.
(6)	Cash severance is equal to 300% of the sum of current annual base salary and target bonus.
(7)	Cash severance is equal to 100% of the sum of current annual base salary and target bonus.
(8)	Cash severance is equal to 150% of the sum of current annual base salary and target bonus.
(9)	Health and welfare would not be paid in the event the named executive officer was terminated for gross misconduct.

A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each named executive officer under the employment agreements is an understanding of the definitions of “cause,” “good reason” and “change of control” that are used in those agreements.

Cause means: (i) the named executive officer’s willful misconduct or gross negligence that causes material harm to the Company; (ii) the named executive officer’s habitual substance

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abuse; (iii) the named executive officer’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of the named executive officer’s position or to follow the legal direction of our Board following written notice from our Board specifying such failure; (iv) the named executive officer’s being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude; (v) the named executive officer’s willful theft, embezzlement or act of comparable dishonesty against the Company; or (vi) a material breach by the named executive officer of his or her employment agreement, which breach is not (if curable) cured by the executive within 30 days following his receipt of written notice thereof.

For purposes of the definition of “cause,” no act or failure to act by the named executive officer shall be considered willful unless it is done, or omitted to be done, in bad faith and without reasonable belief that the named executive officer’s action or omission was in the best interests of the Company.

Good Reason means: in the absence of the named executive officer’s written consent, (i) a material diminution by the Company in the named executive officer’s annual base salary or a material diminution in the named executive officer’s target bonus opportunity as a percentage of the named executive officer’s annual base salary (as determined by the terms of the named executive officer’s employment agreement); (ii) a material diminution in the named executive officer’s authority, duties or responsibilities, provided that a change in the named executive officer’s reporting relationship shall not constitute “good reason”; (iii) the Company requiring the named executive officer’s principal business location to be at any office or location more than 50 miles from the named executive officer’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the named executive officer’s home residence); or (iv) any material breach of the named executive officer’s employment agreement by the Company.

Change of Control means: (i) any person, other than Citigroup or affiliates of Warburg Pincus & Co. or Warburg Pincus LLC (collectively, “Warburg Pincus”), is or becomes a beneficial owner of securities of the Company representing 35 percent or more of the combined voting power of the Company’s then outstanding securities (other than through acquisitions from Citigroup or the Company); (ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company; (iii) individuals who constitute our Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board; provided, however, that any individual becoming a director whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board; (iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or (v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than 50 percent of the combined voting power of the Company or other entity resulting from such transaction (disregarding, in each case, Citigroup) in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such transaction.

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AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s consolidated financial statements for fiscal 2013:

The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting, internal controls and audit functions, and it operates under a written charter adopted by our Board. The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal 2013 with management and KPMG, the Company’s independent registered public accounting firm for fiscal 2013. Management is responsible for the presentation and integrity of the Company’s consolidated financial statements; selecting accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act); establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting for fiscal 2013; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

KPMG was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP. The Audit Committee reviewed KPMG’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for fiscal 2013 related to its audit of the consolidated financial statements.

The Audit Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16. In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG the firm’s independence.

Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, the Audit Committee recommended to our Board that the audited consolidated financial statements for fiscal 2013 be included in the Company’s Annual Report on Form 10-K for fiscal 2013 for filing with the SEC.

AUDIT COMMITTEE:

Robert F. McCullough, Chair

P. George Benson

Gary L. Crittenden

Barbara A. Yastine

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Fees and Services of Our Independent Registered Public Accounting Firm

Pursuant to an appointment by the Audit Committee, KPMG has served as the Company’s independent registered public accounting firm for fiscal 2013 and has audited the accounts of the Company and its subsidiaries for such year.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees that the Company paid to KPMG in fiscal 2013 and fiscal 2012. All of the fees were approved by the Audit Committee in accordance with its policies and procedures. See “— Pre-Approval of Services Performed by Our Independent Registered Public Accounting Firm.”

	Fiscal 2013		Fiscal 2012
	(In thousands)
Audit fees (1)	$2,734		$3,520
Audit-related fees (2)	57		103
Tax fees (3)	57		100
All other fees	—		—

Total fees	$2,848	(4)	$3,723	(4)

(1)	Reflects fees for professional services performed for the annual audit, quarterly reviews of the Company’s consolidated and condensed financial statements, statutory audits of the Company’s subsidiaries and other regulatory filings or engagements, such as the issuance of comfort letters.
(2)	Reflects fees for an annual Canadian benefit plan audit and an annual Service Organization Control Report issued on behalf of a subsidiary of the Company.
(3)	Reflects fees for tax compliance services.
(4)	The decline in fiscal 2013 is due to the payment in fiscal 2012 of certain fees for work performed in fiscal 2011.

Non-audit fees (consisting of tax fees and all other fees) represented 2.0% of total fees in fiscal 2013.

Pre-Approval of Services Performed by Our Independent Registered Public Accounting Firm

The Company has adopted a policy regarding pre-approval of non-audit services to be performed by our independent registered public accounting firm. Specifically, non-audit fees to be incurred by our independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act to be performed by such firm must be approved in advance by the Audit Committee Chair (for individual projects in amounts up to $100,000) or the Audit Committee.

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RELATED PARTY TRANSACTIONS

Policies and Procedures Governing Related Party Transactions

Our Board has adopted a written policy with respect to related party transactions. This policy provides procedures for the review, and approval or ratification, of certain transactions involving related parties required to be reported under applicable rules of the SEC. The policy, which is administered by the Audit Committee, applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $120,000 in any fiscal year and a related party has a direct or indirect material interest. Certain transactions that we entered into prior to our IPO are excluded from the definition of related party transactions. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will approve or ratify a related party transaction only if it determines the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Transactions with Citigroup

As of December 31, 2012, Citigroup no longer had an ownership interest in Primerica. However, Mr. Mason, a Citigroup executive, continues to serve on our Board of Directors. In connection with our IPO, we entered into certain agreements and transactions with Citigroup that continue to be effective. The following descriptions of such agreements and transactions are summaries only and are qualified in their entirety by reference to the complete documents, each of which is an exhibit to the Company’s Annual Report on Form 10-K for fiscal 2013. In 2013, the aggregate amounts paid to Citigroup were approximately $390 million. Citigroup’s total revenues for 2013 were $76.4 billion according to recent reports filed with the SEC.

Underwriting Transactions

In February 2013, Citigroup Global Markets Inc. was the underwriter of a secondary public offering by Warburg Pincus of 2,500,000 shares of our common stock and we, as the issuer of those shares, were a party to the underwriting agreement relating thereto.

Citigroup Reinsurance Transactions

In connection with our IPO, we entered into certain reinsurance transactions with certain Citigroup subsidiaries, as more fully described below.

Primerica Life Reinsurance Transactions

80% Coinsurance Agreement.    Immediately prior to the completion of our IPO, Primerica Life, as ceding insurer, entered into an 80% coinsurance agreement with Prime Reinsurance Company (“Prime Re”), then a wholly owned subsidiary of Primerica Life. Pursuant to these reinsurance agreements, we distributed to Citigroup all of the issued and outstanding common stock of Prime Re. Under that agreement, Primerica Life ceded 80% of certain liabilities and benefits associated with its term life insurance policies that were in force at year-end 2009. In consideration of Prime Re assuming those policy liabilities, ongoing reinsurance premiums paid by Primerica Life to Prime Re are net of premiums paid on then current reinsurance placed with third-party reinsurers. In

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connection with the block of business that Primerica Life ceded to Prime Re under the 80% coinsurance agreement, we paid to (received from) Prime Re the following amounts:

Fiscal 2013
(In millions)
Reinsurance premiums	$690.2
Claims	(310.9)
Ceding allowance	(110.3)

Year-to-date net cash payments/settlements	$269.0

Under the 80% coinsurance agreement with Prime Re, Primerica Life continues to be responsible for the administration of the businesses ceded, including paying claims and benefits in accordance with its current policy administration practices. Prime Re has not assumed responsibility for any administration of the ceded business.

Primerica Life continues to maintain its current reinsurance program with third-party reinsurers and has no current intention of terminating or materially modifying such reinsurance program. To the extent we purchase new yearly-renewable term (“YRT”) reinsurance on policies reinsured by Prime Re, we are required to obtain the prior approval of Prime Re. To the extent any current reinsurance is terminated or a reinsurer fails to pay on its obligations, Prime Re will assume 80% of the claim amounts not otherwise covered by such YRT reinsurance, and we will assume the remainder that is not otherwise covered by the 10% coinsurance agreement discussed under “—10% Coinsurance Agreement.”

Prime Re has established monthly settlement procedures by which Primerica Life and Prime Re settle amounts due to each other, including reimbursing Primerica Life for claims under the term life insurance business covered by the agreements. Prime Re is also obligated to pay Primerica Life a monthly expense allowance to reimburse Primerica Life for its expenses in administering the business, including the payment of commissions and premium taxes.

The business reinsured under the 80% coinsurance agreement excludes any policy converted at the end of its term for which the initial level premium period ends on or after January 1, 2017. The original initial level premium period of any policy references the period beginning with the original issue date of coverage and ending with the first premium increase date identified within the policy on which premiums for coverage will increase without a corresponding increase in the terms or limits of coverage. A conversion refers to the issuance by Primerica Life of new coverage in replacement of a coverage under a policy pursuant to an option granted under the terms of such policy. Policies issued as a result of end-of-term conversions are considered to be new policies that can contractually be excluded from the terms of a coinsurance agreement.

Additionally, Primerica Life is allowed to recapture the business ceded to Prime Re if:

•	Prime Re is insolvent;

•	Prime Re is unable (subject to a cure period) to provide full statutory financial statement credit to Primerica Life for the reinsurance ceded under the 80% coinsurance agreement;

•	Prime Re has materially breached a covenant, representation or warranty within the 80% coinsurance agreement, subject to a cure period;

•	Prime Re fails in any material respect to fund the trust account required to be established under the 80% coinsurance agreement, subject to a cure period; or

•

Citigroup fails to maintain sufficient capital in Prime Re, pursuant to a capital maintenance agreement between Citigroup and Prime Re, within 45 calendar days of any demand for payment by or on behalf of Primerica Life, and any 45-day extension thereof as consented to by Primerica Life, which consent may not be unreasonably conditioned, delayed or withheld, for a total of not more than 90 days to obtain such

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consent; provided that Primerica Life will not be required to consent to extend such period beyond an additional 45 days.

Primerica Life also has the right to recapture certain policies held or issued as a result of end-of-term renewals that occur after the original initial level premium period of any policy that reaches the end of the original initial level premium period on or after January 1, 2017. Policies issued as a result of an end-of-term renewal are not excluded from the terms of the 80% coinsurance agreement and may only be recaptured at Primerica Life’s option.

In the event of a recapture as a result of the above recapture provisions, Primerica Life is not required to pay a recapture fee to Prime Re. Primerica Life will, however, be required to pay a recapture fee in the event of recapture due to a failure to obtain full statutory financial statement credit for such reinsurance resulting from actions taken by Primerica Life.

In connection with the 80% coinsurance agreement, the parties also entered into a monitoring and reporting agreement which permits Prime Re to monitor the management, administration and financial performance of the reinsured policies so long as Citigroup remains the ultimate controlling party of Prime Re.

The 80% coinsurance agreement terminates when there are no more liabilities arising out of the book of business covered by the agreement. The 80% coinsurance agreement may only be amended or assigned with the written consent of both parties. Massachusetts law governs this coinsurance agreement.

80% Coinsurance Trust Agreement.    To secure the payment by Prime Re of its obligations to Primerica Life under the 80% coinsurance agreement, Prime Re is required to maintain in a trust account qualifying assets with an aggregate fair market value at least equal to the reinsurance obligations owed by Prime Re to Primerica Life under the 80% coinsurance agreement. The Bank of New York Mellon (“BNYM”), as trustee, is administering the trust account solely for the benefit of Primerica Life. The trust must comply with Massachusetts statutory credit for reinsurance requirements.

Primerica Life is permitted to withdraw from the trust account any amounts due to it pursuant to the terms of the 80% coinsurance agreement and not otherwise paid by Prime Re. Prime Re is not permitted to withdraw or substitute assets in the trust account so as to reduce the aggregate fair market value of assets in the trust accounts to less than the aggregate amount of Prime Re’s obligations to Primerica Life under the 80% coinsurance agreement. There is also a limit on the types of assets Prime Re is permitted to place in the trust account. All interest, dividends and other income earned on the trust account will be the property of Prime Re and will be deposited in a bank account maintained by Prime Re outside of the trust agreement.

10% Coinsurance Agreement.    Immediately prior to the completion of our IPO, Primerica Life, as ceding insurer, entered into a 10% coinsurance agreement with Prime Re relating to the same book of business which is currently reinsured under the 80% coinsurance agreement. Under the 10% coinsurance agreement, Primerica Life ceded 10% of certain liabilities and benefits associated with its term life insurance policies that were in force at year-end 2009. Ongoing reinsurance premiums paid by Primerica Life to Prime Re will be net of premiums paid on then current YRT reinsurance placed with third-party reinsurers. In connection with the block of business that Primerica Life ceded to Prime Re under the 10% coinsurance agreement, Primerica Life paid to (received from) Prime Re the following amounts:

Fiscal 2013
(In millions)
3% Finance charge on excess reserves	$7.9
Funding of required balance for the economic reserve trust	26.7
Interest credit	(0.9)

Year-to-date net cash payments/settlements	$33.7

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RELATED PARTY TRANSACTIONS

The remaining material terms of the 10% coinsurance agreement are substantially similar to those of the 80% coinsurance agreement, with the exceptions noted below.

In connection with the 10% coinsurance agreement with Prime Re, Primerica Life is receiving the economic benefits of the reinsured book of business through an experience refund being paid to Primerica Life by Prime Re. The term experience refund means a payment that serves to refund all premiums received less a finance charge of 3% of excess reserves, and less allowances to Prime Re and claims paid under the 10% coinsurance agreement, with the claims deducted being subject to a maximum amount. Economic reserves based on best estimate assumptions at the start of the agreement were funded by Primerica Life and are currently maintained in a trust with Primerica Life receiving interest from the trust. Statutory reserves in excess of the economic reserves based on best estimate assumptions were funded by Prime Re and are currently maintained in a separate trust, with a finance charge of 3%. Excess reserves are equal to the difference between our required statutory reserves and the amount we determine is necessary to satisfy obligations under our in-force policies, which is referred to as our economic reserves.

10% Coinsurance Trust Agreements.    To secure the payment by Prime Re of its obligations to Primerica Life under the 10% coinsurance agreement, Prime Re is required to maintain in two separate trust accounts qualifying assets with an aggregate fair market value at least equal to the reinsurance obligations owed by Prime Re to Primerica Life under the 10% coinsurance agreement. The first trust must maintain an amount equal to the reinsurance obligations owed by Prime Re to Primerica Life under the 10% coinsurance agreement on the economic reserves of the business covered by the 10% coinsurance agreement. The economic reserves are determined pursuant to the terms of the 10% coinsurance agreement. Under the first trust, all interest, dividends and other income earned on the assets in the trust account are being deposited into the trust account. The second trust must maintain an amount equal to the reinsurance obligations owed by Prime Re to Primerica Life under the 10% coinsurance agreement on the statutory reserves in excess of the economic reserve of the business covered by the 10% coinsurance agreement. BNYM, as trustee, is administering each of the trust accounts solely for the benefit of Primerica Life. Each trust must comply with Massachusetts statutory credit for reinsurance requirements and is governed by Massachusetts law.

With the exceptions discussed in the immediately preceding paragraph, the material terms of the 10% coinsurance trust agreement are substantially similar to those of the 80% coinsurance trust agreement.

Capital Maintenance Agreement.    Pursuant to a capital maintenance agreement entered into between Citigroup and Prime Re, Citigroup has agreed to maintain sufficient capital in Prime Re to maintain Prime Re’s risk-based capital at not less than 250% of its Company Action Level, which is defined by its state regulator, the Vermont Department of Insurance, as the product of two times the risk-based capital (“RBC”) determined under the Vermont Department of Insurance’s RBC formula. In no event will Citigroup’s obligations under the capital maintenance agreement exceed $512 million in the aggregate, and after the first five years of the capital maintenance agreement, the maximum amount payable will be an aggregate amount equal to the lesser of $512 million or 15% of Prime Re’s statutory reserves.

Without the consent of Primerica Life and the Massachusetts Division of Insurance, Prime Re will neither assign nor amend the capital maintenance agreement. The capital maintenance agreement terminates upon the earlier to occur of: (i) the termination of Prime Re’s obligations to us under the 80% and 10% coinsurance agreements described above or (ii) Citigroup’s or its affiliate’s contributions totaling or exceeding $512 million to Prime Re or the reduced amount of the obligation as determined after the fifth year, in the aggregate.

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Prime Re Company Covenants.  In addition to the terms of the coinsurance agreements stated above, Prime Re has also agreed to additional covenants that it will not:

•	engage in any business, other than the business provided by or relating to the 80% coinsurance agreement and the 10% coinsurance agreement;

•	write or assume any insurance or reinsurance risks that are not part of the business covered by the 80% coinsurance agreement and the 10% coinsurance agreement;

•

declare and pay distributions or dividends with respect to its common stock to Citigroup or any other equity owner of Prime Re unless Prime Re’s Total Adjusted Capital (which is defined by the Vermont Department of Insurance as the sum of an insurer’s statutory capital and surplus reported in such insurer’s annual statement under Title 8 Section 3561 of the Vermont Statute and such other items, if any, as the RBC instructions may provide), immediately following any such distribution or dividend is not less than 250% of its Company Action Level; and

•

without the prior consent of the Massachusetts Division of Insurance, amend the 80% coinsurance agreement, the 10% coinsurance agreement, the 80% coinsurance trust agreement or the 10% coinsurance trust agreement.

NBLIC Reinsurance Transaction

NBLIC Coinsurance Agreement.  Immediately prior to the completion of our IPO, National Benefit Life Insurance Company (“NBLIC”), our wholly owned New York insurance subsidiary, as ceding insurer, entered into a 90% coinsurance agreement with American Health and Life Insurance Company, an indirect subsidiary of Citigroup (“AHL”). Under that agreement, NBLIC ceded 90% of certain liabilities and benefits associated with its term life insurance policies that were in force at year-end 2009. Ongoing reinsurance premiums paid by NBLIC to AHL are net of premiums paid on their current YRT reinsurance placed with third-party reinsurers. In connection with the block of business that NBLIC ceded to AHL under the NBLIC coinsurance agreement, NBLIC paid to (received from) AHL the following amounts:

Fiscal 2013
(In millions)
Reinsurance premiums	$35.2
Claims	(5.9)
Ceding allowance	(12.9)

Year-to-date net cash payments/settlements	$16.4

AHL has established monthly settlement procedures by which NBLIC and AHL settle amounts due to each other and to reimburse NBLIC for claims under the term life insurance business covered by the agreement. AHL is also obligated to pay NBLIC a monthly expense allowance to reimburse NBLIC for its expenses in administering the business, including commissions and premium taxes on the reinsured business.

The NBLIC coinsurance agreement may be terminated either by mutual written consent of the parties or, after the third year, by AHL if NBLIC fails to pay AHL any amounts owed under the NBLIC coinsurance agreement, subject to a cure period.

The remaining terms of the NBLIC coinsurance agreement are substantially similar to those of the 80% coinsurance agreement discussed above. In addition, the parties also executed a monitoring and reporting agreement between NBLIC and AHL.

NBLIC Trust Agreement.  To secure the payment of AHL’s obligations to NBLIC under the NBLIC coinsurance agreement, AHL is required to maintain in a trust account qualifying assets with an aggregate fair market value at least equal to the reinsurance obligations owed by AHL to NBLIC under the NBLIC coinsurance agreement. BNYM is administering the trust accounts solely for the benefit of NBLIC. The trust will comply with New York statutory credit for reinsurance requirements and is governed by New York law.

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RELATED PARTY TRANSACTIONS

The remaining material terms of the NBLIC trust agreement are substantially similar to those of the 80% coinsurance trust agreement discussed above.

Over-Collateralization of the Trust.  In connection with the NBLIC coinsurance agreement between NBLIC and AHL, AHL has agreed that on any determination date as provided for in the NBLIC coinsurance agreement, if the aggregate amount of assets in the trust account do not have a fair market value at least equal to 115% of AHL’s obligations to NBLIC under the NBLIC coinsurance agreement, then AHL will be required to deposit additional qualifying assets in order to maintain the aggregate fair market value of the trust account assets at such amount.

Primerica Life Canada Reinsurance Transaction

Primerica Life Canada Coinsurance Agreement.  Immediately prior to the completion of our IPO, Primerica Life Insurance Company of Canada (“Primerica Life Canada”), our wholly owned Canadian life insurance subsidiary, as ceding insurer, entered into an 80% coinsurance agreement with Financial Reassurance Company 2010 Ltd., an indirect subsidiary of Citigroup (“FRAC”). Under that agreement, Primerica Life Canada ceded 80% of certain liabilities and benefits associated with its term life insurance policies that were in force at year-end 2009. Ongoing reinsurance premiums paid by Primerica Life Canada to FRAC are net of premiums paid on their current YRT reinsurance placed with third-party reinsurers. In connection with the block of business that Primerica Life Canada ceded to FRAC, Primerica Life Canada paid to (received from) FRAC the following amounts:

	Fiscal 2013
	(In millions)
Reinsurance premiums	C$	140.0
Claims		(56.0)
Ceding allowance		(15.2)

Year-to-date net cash payments/settlements	C$	68.8

FRAC established monthly settlement procedures by which Primerica Life Canada and FRAC settle amounts due to each other, including the reimbursement of Primerica Life Canada for claims under the term life insurance business covered by such agreement. FRAC is also obligated to pay Primerica Life Canada a monthly expense allowance to reimburse Primerica Life Canada for its expenses in administering the business, including commissions and premium taxes on the reinsured business.

The remaining terms of the Primerica Life Canada coinsurance agreement are substantially similar to those of the 80% coinsurance agreement discussed above. In addition, the parties also executed a monitoring and reporting agreement between Primerica Life Canada and FRAC

Primerica Life Canada Trust Agreement.  To secure the payment by FRAC of its obligations to Primerica Life Canada under the Primerica Life Canada coinsurance agreement, FRAC is required to maintain in a trust account qualifying assets with an aggregate fair market value at least equal to the greater of the reinsurance obligations owed by FRAC to Primerica Life Canada under the Primerica Life Canada coinsurance agreement or the amount required for Primerica Life Canada to receive full credit for the purposes of its minimum continuing capital and surplus requirements (“MCCSR”), according to guidance provided by The Office of the Superintendent of Financial Institutions (Canada) (“OSFI”). OSFI is also a party to the trust agreement. An unaffiliated third-party trustee administers the trust accounts solely for the benefit of Primerica Life Canada. The trust enables Primerica Life Canada to comply with the MCCSR under Canadian reinsurance requirements.

The remaining material terms of the Primerica Life Canada trust agreement are substantially similar to those of the 80% coinsurance trust agreement discussed above.

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Real Property

Since September 1, 2009, we have sublet from Citigroup approximately 31,700 square feet of office space in Long Island City, New York, under a five-year sublease that is due to expire on August 31, 2014. In fiscal 2013, we paid Citigroup approximately $934,100 related to this sublease.

NBLIC entered into an occupancy services agreement with Citibank, N.A. on April 7, 2010, governing the provision and receipt of certain services associated with NBLIC’s 2009 sublet. In contemplation of NBLIC’s divestiture from Citigroup, the occupancy services agreement provided that, despite the divestiture, Citigroup will continue to provide such services as contemplated by the 2009 sublet. While the original occupancy services agreement provided for the provision and receipt of mail and security services, the scope of services was expanded by amendment on October 7, 2011 to include voice and conferencing services, as well as medical services as provided by Citigroup’s outside provider. In fiscal 2013, we paid Citigroup approximately $279,000 related to the occupancy services agreement.

Other Arrangements with Citigroup

We provided printing, shipping and warehousing of printed materials to Citigroup-affiliated entities. Payments to us for such services were approximately $343,200 for fiscal 2013. We paid banking fees for services, including cash management, automated clearing house, funds transfer, ATM lease and maintenance and lockbox services, to Citibank of approximately $905,800 for fiscal 2013.

Transactions with Warburg Pincus

On June 3, 2013, we repurchased from Warburg Pincus 2,488,621 shares of our common stock and warrants exercisable for 4,103,110 shares of our common stock at a purchase price of $34.67 per outstanding share and at a purchase price for the warrants equal to $16.67 per underlying share, resulting in a total purchase price of approximately $154.7 million. The per-share purchase price was determined based on the closing price of our common stock on May 28, 2013, which was the date the agreement to repurchase the shares was executed. The Audit Committee approved this transaction pursuant to our Related Party Transactions Approval Policy. As of December 31, 2013, Warburg Pincus did not beneficially own any of our outstanding common stock.

Primerica 2014 Proxy Statement	69

STOCKHOLDER INFORMATION

Other Business for Presentation at the Annual Meeting

Our Board and management do not currently intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor are they aware of any business which other persons intend to present at the Annual Meeting.

Should any other matter or business requiring a vote of stockholders arise, the Proxy Committee intends to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with its best judgment in the interest of the Company.

Other Information

Consolidated financial statements for Primerica, Inc. are included in the Company’s Annual Report on Form 10-K for fiscal 2013, a copy of which may be obtained at the public reference room maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549, and the NYSE. A copy of the Company’s Annual Report on Form 10-K for fiscal 2013 (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Primerica, Inc., One Primerica Parkway, Duluth, Georgia 30099. The Company’s Annual Report on Form 10-K for fiscal 2013 is also available on our investor relations website at www.investors.primerica.com.

Stockholder Proposals for Inclusion in Our 2015 Proxy Statement

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about the Company. At the direction of our Board, the Company’s Corporate Secretary acts as the corporate governance liaison to our stockholders.

If any stockholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2015 Annual Meeting of Stockholders, such proposal must be received by the Company not later than the close of business at 5:00 p.m. local time on December 9, 2014, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, stockholder proposals are required to be submitted to the Company’s Corporate Secretary as follows:

Corporate Secretary

Primerica, Inc.

One Primerica Parkway

Duluth, Georgia 30099

Fax: 470-564-6600

Procedures for Business Matters and Director Nominations for Consideration at the 2015 Annual Meeting of Stockholders

Our Amended and Restated By-Laws provide a formal procedure for bringing business before an Annual Meeting of Stockholders. A stockholder proposing to present a matter or nominate a director for consideration at the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) is required to deliver a written notice to the Company’s Corporate Secretary, no earlier than the close of business at 5:00 p.m. local time on January 21, 2015, and not later than the close of business at 5:00 p.m. local time on February 20, 2015. In the event that the date of the 2015 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting , the notice must be delivered to the Company’s Corporate Secretary not earlier than the 120th day prior to the 2015 Annual Meeting and not later than the later of the 90th day prior to the 2015 Annual Meeting or, if the first public announcement of the date of the 2015 Annual Meeting is less than 100 days prior to the date

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STOCKHOLDER INFORMATION

of the 2015 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting is first made by the Company.

Notice Requirements for Non-Business Matters

Our Amended and Restated By-Laws contain advance notice procedures with regard to stockholder proposals not related to business matters. A stockholder’s notice to the Company’s Corporate Secretary must be in proper written form and must set forth, as to each matter that the stockholder proposes to bring before an annual meeting of stockholders, a description of the business desired to be brought before such annual meeting and the reasons for conducting that business at such annual meeting; the name and record address of that stockholder and of the beneficial owner, if any; the class and series and number of shares of each class and series of the Company’s capital stock that are owned beneficially or of record by that stockholder or by the beneficial owner, if any; a description of all arrangements, agreements or understandings between that stockholder or any beneficial owner and any other person in connection with the proposal of that business and any material interest of that stockholder in that business; information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; a representation that the stockholder is a holder of record of our stock entitled to vote at such annual meeting and that the stockholder intends to appear in person or by proxy at such annual meeting to bring that business before such annual meeting; and any other information relating to the stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposed business to be brought by such stockholder pursuant to the Exchange Act. The stockholder providing the notice is required to update and supplement such notice as of the record date of such annual meeting. If the notice does not contain all of the information specified in Section 5 of Article II of our Amended and Restated By-Laws, then the proposed business will not be transacted at such annual meeting. Such By-Law provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after February 20, 2015, of an intent to present a proposal at the 2015 Annual Meeting (and for any reason the proposal is voted upon at the 2015 Annual Meeting), then the Proxy Committee will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2015 Annual Meeting, without including information regarding the proposal in its proxy materials.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his intention to present a proposal at an annual meeting of stockholders in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

Notice Requirements for Nomination of Directors

The Corporate Governance Committee will consider stockholder recommendations for directors. Stockholder recommendations must be forwarded by the stockholder to the Company’s Corporate Secretary with biographical data about the recommended individual.

Our Amended and Restated By-Laws provide the formal procedure for nominations by stockholders of director candidates. A

Primerica 2014 Proxy Statement	71

STOCKHOLDER INFORMATION

stockholder intending to make such a nomination is required to deliver, to the Company’s Corporate Secretary, a notice that contains all of the information specified in Article II, Section 5 of our Amended and Restated By-Laws, including the name and record address of that stockholder and of the beneficial owner, if any; the class and series and number of shares of each class and series of the Company’s capital stock that are owned beneficially or of record by that stockholder or by the beneficial owner, if any; a description of all arrangements, agreements or understandings between that stockholder or any beneficial owner and any other person in connection with the nomination and any material interest of that stockholder in the nomination; information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; a representation that the stockholder is a holder of record of our stock entitled to vote at the annual meeting of stockholders and that the stockholder intends to appear in person or by proxy at such annual meeting to bring that nomination before such annual meeting; and any other information relating to the stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the election of directions pursuant to Section 14 of the Exchange Act.

As to each person, if any, whom the stockholder proposes to nominate for election or reelection to our Board of Directors, the notice must set forth the name, age, business and residence addresses, and the principal occupation and employment of the person, the class and securities and number of shares of each class and series of the Company’s capital stock which are owned beneficially or of record by the person, information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest and any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, and each proposed nominee.

If the notice does not contain all of the information specified in Article II, Section 5 of our Amended and Restated By-Laws, the proposed business will not be transacted at an annual meeting of stockholders. Such By-Law provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

By Order of our Board,

Stacey K. Geer

Corporate Secretary

Duluth, Georgia

April 4, 2014

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ANNEX A

Reconciliation of Non-GAAP Financial Measures

We report the Company’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, we present certain non-GAAP financial measures that exclude the impact of certain items because they are considered unusual and not indicative of our ongoing operations. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Reconciliations of non-GAAP to GAAP financial measures are included as attachments to the press release which has been posted in the “Investor Relations” section of our website at http://investors.primerica.com.

	Fiscal 2013	Fiscal 2012
	(In millions)
Total revenues	$1,267.4	$1,190.7
Operating revenues reconciling items:
Realized investment (gains) losses, including OTTI	(6.2)	(11.4)

Operating revenues	$1,261.2	$1,179.3

	Fiscal 2013	Fiscal 2012
	(In millions)
Net income	$162.7	$173.8
Net operating income reconciliations:
Realized investment (gains) losses, including OTTI	(6.2)	(11.4)
Other operating expense — FRS settlements	15.7	—
Other operating expense — equity awards	3.2	12.4
Tax impact of operating income reconciling items at effective tax rate	(4.4)	(0.3)

Net operating income	$171.0	$174.5

	Fiscal 2013	Fiscal 2012
Basic earnings per share	$2.87	$2.77
Net after-tax impact of operating adjustments	0.14	0.01

Operating earnings per basic share	$3.01	$2.78

Primerica 2014 Proxy Statement	A-1

ANNEX A

	Fiscal 2013	Fiscal 2012
Diluted earnings per share	$2.83	$2.71
Net after-tax impact of operating adjustments	0.14	0.01

Operating earnings per diluted share	$2.97	$2.72

	Fiscal 2013	Fiscal 2012
	(In millions)
Average stockholders’ equity	$1,224.6	$1,325.7
Unrealized net investment gains recorded in stockholders’ equity, net of tax	(86.7)	(108.5)

Average adjusted stockholders’ equity	$1,137.9	$1,217.2

Operating return on average stockholders’ equity	15.0%	14.3%

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LOCATION FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

PRIMERICA, INC.

Wednesday, May 21, 2014 at 10:00 a.m., local time

Primerica Theater

One Primerica Parkway

Duluth, Georgia 30099

From downtown Atlanta:

•	Take I-85 North to GA-120 — Exit 105 towards Duluth

•	Continue 2.5 miles on access road towards Duluth and take GA 120W exit

•	Continue to third stoplight on GA-120W (0.5 miles) and make a right turn onto Primerica Parkway

•	Continue to second roundabout and go left, then make a right turn into the Primerica complex

Please note that attendance at the meeting will be limited to stockholders of Primerica, Inc. as of the record date (or their authorized representatives).

PRIMERICA, INC. 1 PRIMERICA PARKWAY DULUTH, GA 30099

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2014. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M66063-P45968 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRIMERICA, INC.			(Proposal 1)			To withhold authority to vote for any individual nominee(s), under Proposal 1, mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			For	Withhold	For All
The Board of Directors recommends you vote FOR Proposals 1, 2, and 3:			All	All	Except
1.	To elect the following directors:		☐	☐	☐
Nominees:
	01) John A. Addison, Jr.	06) Mark Mason
	02) Joel M. Babbit	07) Robert F. McCullough
	03) P. George Benson	08) Beatriz R. Perez
	04) Gary L. Crittenden	09) D. Richard Williams
	05) Cynthia N. Day	10) Barbara A. Yastine

		For	Against	Abstain

2.	To approve an advisory vote on executive compensation.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2, and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in his or her discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

May 21, 2014

10:00 a.m.

Primerica Theater, 1 Primerica Parkway, Duluth, GA 30099

The doors will open at 9:30 a.m.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M66064-P45968

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PRIMERICA, INC.

            The undersigned hereby appoints John A. Addison, Jr., Peter W. Schneider and D. Richard Williams, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of PRIMERICA, INC. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, May 21, 2014 at the Company’s Theater or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

            THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)